                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549


                               ----------------

                                   FORM 8-K/A

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                    Date of Report (Date of Event Reported):
                                December 3, 1999

                               ----------------

                                  LYCOS, INC.
             (Exact Name of Registrant as Specified in its Charter)

                                    Delaware

         (State or other jurisdiction of incorporation or organization)

         0-27830                                           04-3277338
(Commission File Number)                          (IRS Employer Identification
                                                              No.)

                             400-2 Totten Pond Road
                               Waltham, MA 02451
                    (Address of principal executive offices)
                                   (Zip Code)

       Registrant's telephone number, including area code (781) 370-2700

   The undersigned registrant hereby amends the following items, financial statements, exhibits, or other portions of the Current Report on Form 8-K filed by the registrant on December 21, 1999 as set forth in the pages attached hereto:

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (a) Not applicable

     (b) Not applicable

     (c) Exhibits

       2.1 Agreement and Plan of Merger, dated as of November 22, 1999, by and among Lycos, Inc., Barbados Acquisition Corp.,
           Gamesville.com, Inc., and the stockholders of Gamesville.com, Inc.*

       2.2 Registration Rights Agreement, dated as of November 22, 1999, among Lycos, Inc. and the stockholders*

       2.3 Indemnification and Escrow Agreement, dated as of November 22, 1999, among Lycos, Inc., State Street Bank and Trust Company, the stockholders and Jerry Colonna*

      99.1 Selected Supplemental Consolidated Financial Data

      99.2 Supplemental Management's Discussion and Analysis of Financial Condition and Results of Operations

      99.3 Supplemental Consolidated Financial Statements

*Previously filed with Form 8-K dated December 21, 1999.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          LYCOS, INC.

Dated: January 4, 2000                    By: /s/ Edward M. Philip
                                             ----------------------------------
                                             Edward M. Philip
                                             Chief Operating Officer, and
                                              Chief Financial Officer
                                              (Principal Financial and
                                              Accounting Officer)

                                                                    EXHIBIT 99.1
                                                                    EXHIBIT 99.2
                                                                    EXHIBIT 99.3

                                  LYCOS, INC.

               SELECTED SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA
                     (In thousands, except per share data)

   The following selected supplemental consolidated financial data of Lycos as of and for the years ended July 31, 1999, 1998, 1997 and 1996 and as of July 31, 1995 and for the period from Inception (June 1, 1995) to July 31, 1995 have been derived from the supplemental consolidated financial statements of Lycos, which have been audited by KPMG LLP, independent certified public accountants. The Lycos selected supplemental consolidated financial data as of October 31, 1999 and for the three months ended October 31, 1999 and 1998 have been derived from the unaudited supplemental condensed consolidated financial statements of Lycos, which have been prepared on the same basis as the audited supplemental consolidated financial statements of Lycos. The supplemental consolidated financial statements give retroactive effect to the merger of Lycos, Inc. and Gamesville, Inc. on December 3, 1999, which has been accounted for as a pooling-of-interests. The selected supplemental consolidated financial data should not be considered to be indicative of future results and should be read in conjunction with Lycos' supplemental consolidated financial statements, the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein.

                                                                                 Three Months
                            Inception                                               Ended
                          (June 1, 1995)        Year Ended July 31,              October 31,
                           to July 31,   ------------------------------------  -----------------
                               1995       1996     1997      1998      1999     1998      1999
                          -------------- -------  -------  --------  --------  -------  --------
Consolidated Statement
 of Operations Data:
Revenues:
 Advertising............      $  --      $ 4,478  $17,668  $ 42,854  $ 96,459  $17,630  $ 38,839
 Electronic commerce,
  license and other.....           5         779    4,856    14,292    42,081    7,509    17,019
                              ------     -------  -------  --------  --------  -------  --------
   Total revenues.......           5       5,257   22,524    57,146   138,540   25,139    55,858
Cost of revenues........          27       2,901    4,467    12,758    29,273    5,390    11,998
                              ------     -------  -------  --------  --------  -------  --------
 Gross profit...........         (22)      2,356   18,057    44,388   109,267   19,749    43,860
Operating expenses:
 Research and
  development...........          16         906    4,521     9,724    26,963    5,394     9,808
 In process research
  and development.......         --          452      --     17,280       --       --        --
 Sales and marketing....          30       4,748   19,318    35,250    79,325   16,204    32,506
 General and
  administrative........          37       1,692    2,856     5,883    17,528    2,607     7,258
 Amortization of
  intangible assets.....         --          360      540     7,614    52,428   11,136    28,237
                              ------     -------  -------  --------  --------  -------  --------
   Total operating
    expenses............          83       8,158   27,235    75,751   176,244   35,341    77,809
                              ------     -------  -------  --------  --------  -------  --------
Operating loss..........        (105)     (5,802)  (9,178)  (31,363)  (66,977) (15,592)  (33,949)
Interest income.........         --          714    2,129     3,050     6,274    1,897     1,872
Other income, net.......         --          --       --        --      8,759   10,120       --
                              ------     -------  -------  --------  --------  -------  --------
Loss before income
 taxes..................        (105)     (5,088)  (7,049)  (28,313)  (51,944)  (3,575)  (32,077)
Provision for income
 taxes..................         --          --       --        --        138      --     (1,158)
                              ------     -------  -------  --------  --------  -------  --------
Net loss................      $ (105)    $(5,088) $(7,049) $(28,313) $(52,082) $(3,575) $(30,919)
                              ======     =======  =======  ========  ========  =======  ========
Basic and diluted net
 loss per share.........      $  --      $ (0.11) $ (0.12) $  (0.44) $  (0.59) $ (0.04) $   (.31)
                              ======     =======  =======  ========  ========  =======  ========
Weighted average shares
 used in computing basic
 and diluted net loss
 per share..............      44,051      47,970   57,457    64,144    88,960   86,098    99,174
                              ======     =======  =======  ========  ========  =======  ========

                                           July 31,
                            --------------------------------------- October 31,
                            1995   1996    1997     1998     1999      1999
                            ----- ------- ------- -------- -------- -----------
Consolidated Balance Sheet
 Data:
Cash and cash equivalents.. $ 446 $44,142 $40,766 $153,980 $166,506  $175,326
Working capital............   329  39,974  38,129  146,889  181,305   181,867
Total assets............... 1,317  53,661  65,419  317,784  889,799   874,471
Long-term portion of
 deferred revenues, net of
 current portion...........   --      --    5,100   26,160   55,934    42,544
Long-term portion of notes
 payable...................   --      --      --       161    2,600     2,825
Total stockholders'
 equity.................... 1,145  44,106  37,495  237,138  739,470   715,053

              SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   In addition to restated historical information, the following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed herein. You should read the following discussion of our financial condition and results of operations in conjunction with our supplemental consolidated financial statements and the related notes included herein, and the risks discussed in the "Factors Affecting the Company's Business, Operating Results and Financial Condition" section included in the Company's 1999 Annual Report on Form 10-K filed with the Securities and Exchange Commission on October 29, 1999.

   The following discussion of the results of operations and financial condition of Lycos, Inc. ("Lycos" or the "Company") and the accompanying restated supplemental consolidated financial information has been prepared to give retroactive effect to the merger of Lycos with Gamesville, Inc. ("Gamesville") on December 3, 1999. The restated supplemental consolidated financial statements reflect the combination of the historical consolidated financial statements of Lycos with the historical financial statements of Gamesville, which have been restated to reflect the same fiscal year end of Lycos. In connection with the Gamesville business combination the Company expects to incur approximately $2.0 million of merger-related costs. The merger-related costs consist primarily of fees for investment bankers, attorneys, accountants and financial printing. This Supplemental Management's Discussion and Analysis addresses the periods covered by the supplemental consolidated financial statements included in this filing.

Quarter Ended October 31, 1999 Compared to Quarter Ended October 31, 1998

 Results of Operations

   Revenues. Total revenues for the three months ended October 31, 1999 increased 122% to $55.9 million from $25.1 million for the three months ended October 31, 1998. As of October 31, 1999, deferred revenues increased to $121.9 million, compared to $120.0 million at July 31, 1999, attributable to advertising contracts and guaranteed commitments under license and electronic commerce agreements for which we have significant obligations remaining.

   Advertising Revenues. Advertising revenues increased 120% to $38.8 million for the three months ended October 31, 1999, representing 70% of total revenues, as compared to advertising revenues of $17.6 million for the three months ended October 31, 1998, which represented 70% of total revenues. The increase in advertising revenue was attributable primarily to an increase in the number of advertisers as well as growth in the average contract size and value.

   We currently derive a substantial portion of our revenues from the sale of advertisements on our websites, primarily through banner advertisements and sponsorships. Advertising contracts are primarily sold as: (1) a "site-based" or "network-based" contract under which a customer is guaranteed a number of impressions placed throughout a particular site or the entire Lycos Network; or
(2) contracts targeted to a particular audience or user, either in connection with one of our topical WebGuides or in connection with specified word searches (for example, when "automobile" is searched, an automotive or car manufacturer advertisement appears).

   Electronic Commerce, Licensing and Other Revenues. Electronic commerce, licensing and other revenues increased 127% to $17.0 million for the three months ended October 31, 1999, representing 30% of total revenues as compared to $7.5 million for the three months ended October 31, 1998, representing 30% of total revenues. The increase in electronic commerce, licensing and other revenue is attributable primarily to the addition of several new partners including, among others, WebMD, FirstUSA, Lifeminders and Fidelity.

   Electronic commerce revenues are derived principally from "slotting fees" paid for selective positioning and promotion within our suite of products as well as from royalties from the sale of goods and services from our websites. Our license and product revenues are derived principally from product licensing fees and fees from maintenance and support of products. Electronic commerce, license and product revenues are generally recognized upon delivery provided that we have no further significant obligations and collection of the receivable is probable. In cases where there are significant remaining obligations, we defer such revenue until those obligations are satisfied. Fees from maintenance and support of our products, including revenues bundled with the initial licensing fees, are deferred and recognized ratably over the service period.

   Cost of Revenues. Cost of revenues totaled $12.0 million for the quarter ended October 31, 1999, representing 21% of total revenues, as compared to $5.4 million in the quarter ended October 31, 1998, which also represented 21% of total revenues. Cost of revenues consist primarily of expenses associated with the ongoing maintenance and support of our products and services, including compensation, consulting fees, equipment costs, networking and other related indirect costs.

 Operating Expenses

   Research and Development. Research and development expenses totaled $9.8 million for the three months ended October 31, 1999, representing 18% of total revenues as compared to $5.4 million for the three months ended October 31, 1998, or 21% of total revenues. Research and development expenses consist primarily of equipment and salary costs. The overall increase in research and development expenses was primarily due to increased engineering staffing to continue to develop and enhance our expanded product offerings, while the percentage decrease is attributable to operational synergies achieved through the integration of our various acquisitions.

   Research and development costs have been expensed as incurred. We believe that significant investments in research and development are required to remain competitive. As a consequence, we expect to continue to commit substantial resources to research and development in the future.

   Sales and Marketing. Sales and marketing expenses totaled $32.5 million for the three months ended October 31, 1999, representing 58% of total revenues, as compared to $16.2 million for the three months ended October 31, 1998, representing 64% of total revenues. Sales and marketing expenses consist primarily of compensation, advertising, public relations, trade shows, travel, prizes and costs of marketing literature. The spending increases were due to the addition of sales and marketing personnel, increased commissions associated with higher sales, and expenses pertaining to our advertising, marketing and public relations campaign. The percentage decrease is attributable to economies of scale achieved through the integration of our various acquisitions. We expect continued increases in sales and marketing expenses in future periods.

   General and Administrative. General and administrative expenses totaled $7.3 million for the three months ended October 31, 1999, representing 13% of total revenues, as compared to $2.6 million for the three months ended October 31, 1998, representing 10% of total revenues. General and administrative expenses consist primarily of compensation, rent expenses and fees for professional services. The increases in spending were primarily due to the expansion of our corporate infrastructure, including the addition of finance and administrative personnel and increased costs for professional services.

   Amortization of Intangible Assets. Amortization of intangible assets was approximately $28.2 million for the three months ended October 31, 1999 versus $11.1 million for the three months ended October 31, 1998. The increase is attributable to increased amortization related to developed technology and goodwill and other intangible assets recorded upon the acquisitions of Wired Ventures and Internet Music Distribution, Inc.

   Interest Income, Net. Net interest income was approximately $1.9 million for the three months ended October 31, 1999 versus $1.9 million for the three months ended October 31, 1998. Interest income is generated from investment of our cash equivalents. Interest expense was not significant in either period.

   Gain on Sale of Investments. In August 1998, Amazon.com acquired all of the outstanding capital stock of PlanetAll. We received 322,128 shares of Amazon.com valued at approximately $12.8 million at the time of acquisition in exchange for our shares of PlanetAll. We sold 289,917 shares of Amazon.com, resulting in a gain of $10.1 million, in the quarter ended October 31, 1998.

   Income Taxes. The Company's effective income tax rate has been established after adjustment for amortization of intangible assets and certain other items which are not deductible for tax purposes. This effective income tax rate may change during the remainder of 2000 if operating results differ significantly from the current operating projections.

Fiscal 1999 Compared To Fiscal 1998

 Results Of Operations

   Revenues. Total revenues for the year ended July 31, 1999 increased $81.4 million or 142%, to $138.5 million from $57.1 million for the year ended July 31, 1998, primarily as a result of the growth in the number and size of advertising contracts as well as an increase in the number and value of electronic commerce agreements.

   Advertising Revenues. Advertising revenues increased $53.6 million, or 125%, to $96.5 million for the year ended July 31, 1999, representing 70% of total revenues. For the year ended July 31, 1998, advertising revenues were $42.9 million, representing 75% of total revenues. The increase in advertising revenue was attributable primarily to an increase in the number of advertisers as well as growth in the average contract size and value.

   Electronic Commerce, License and Other Revenues. Electronic commerce, license and other revenues increased $27.8 million or 194%, to $42.1 million for the year ended July 31, 1999, representing 30% of total revenues. For the year ended July 31, 1998, electronic commerce, license and other revenues were $14.3 million, representing 25% of total revenues. For the year ended July 31, 1999, the increase in electronic commerce, license and other revenues is attributable primarily to the addition of several new partners during the year, including, among others, Microsoft, Fleet Bank, WebMD and First USA Bank.

   Cost of Revenues. Cost of revenues increased $16.5 million or 129%, to $29.3 million for the year ended July 31, 1999, representing 21% of total revenues. Cost of revenues for the year ended July 31, 1998 were $12.8 million, representing 22% of total revenues. The overall increase in the cost of revenues was primarily due to increased usage of our services. We expect increases in the cost of revenues as demand for our product offerings increase.

 Operating Expenses

   Research and Development. Research and development expenses increased $17.2 million or 177%, to $27.0 million for the year ended July 31, 1999, representing 19% of total revenues. For the year ended July 31, 1998, research and development expenses were $9.7 million, or 17% of total revenues. The overall increase in research and development expenses was primarily due to increased engineering staffing to continue to develop and enhance our product offerings.

   Sales and Marketing. Sales and marketing expenses increased $44.1 million, or 125%, to $79.3 million for the year ended July 31, 1999, representing 57% of total revenues for the year. For the year ended July 31, 1998, sales and marketing expenses were $35.3 million, representing 62% of total revenues. The spending increases were due to the addition of sales and marketing personnel, increased commissions, and expenses associated with our expanded advertising, marketing and public relations campaign. Sales and marketing expenses also includes the cost of our "Premier Provider" Agreements with Netscape and Microsoft, which totaled $17.6 million, $4.3 million, and $4.5 million in the fiscal years ended July 31, 1999, 1998 and 1997, respectively.

   General and Administrative. General and administrative expenses increased $11.6 million, or 198%, to $17.5 million for the year ended July 31, 1999, representing 13% of total revenues. For the year ended July 31, 1998, general and administrative expenses were $5.9 million, representing 10% of total revenues. Included in general and administrative expenses for the year ended July 31, 1999 are non- recurring expenses of $4.2 million related to the terminated USA Network acquisition, as well as expenses associated with the consolidation of our Pittsburgh offices. Excluding these costs, general and administrative costs increased $7.5 million, or 127%, to $13.3 million for the year ended July 31, 1999, representing 10% of total revenues. Net of these non-recurring charges, the increases in spending were primarily due to the expansion of our corporate infrastructure, including the addition of finance and administrative personnel and increased costs for professional services.

   Amortization of Intangible Assets. Amortization of intangible assets increased $44.8 million, or 589%, to $52.4 million for the year ended July 31, 1999, representing 38% of revenues. For the year ended July 31, 1998, amortization of intangible assets was $7.6 million, representing 13% of total revenues. The increase is attributable to increased amortization related to intangible assets recorded upon the acquisitions of WhoWhere?, Wired Ventures, and Internet Music Distribution. We amortize intangible assets recorded upon the acquisitions over a five year period. We believe that our use of a five year amortization period is appropriate based on the following factors:

  . Independently, none of these companies held leadership positions in the Web search, navigation, or e-commerce markets.

  . The Internet industry has very low barriers of entry for companies offering competing services to these companies.

  . Each company acquired was less than five years old and had a history of operating losses.

  . Industry practice has demonstrated certain technology companies utilizing amortization periods of three to five years.

  . The determination of the useful life of goodwill and other intangible assets requires a significant amount of judgment on the part of management.

   Interest Income. Interest income increased $3.2 million or 106%, to $6.3 million for the year ended July 31, 1999, representing 5% of total revenues. Interest income was approximately $3.1 million for the year ended July 31, 1998, representing 5% of total revenues. Interest income was derived primarily from the investment of the net proceeds received upon the closing of our public offerings of common stock in April 1996 and June 1998, as well as acquired cash.

   Other income, net. Other income, net for the year ended July 31, 1999, consists of a $10.1 million gain on sale of equity securities, net of a $1.4 million loss in our equity share of losses in affiliates.

   Income Taxes. As of July 31, 1999, we had approximately $151 million in Federal and state net operating loss carryforwards. The Federal net operating losses will expire beginning in 2004 if not utilized. The state net operating losses will expire beginning in 2004 if not utilized. A portion or all of the net operating loss carryforwards which can be utilized in any year may be limited by changes in our ownership, pursuant to Section 382 of the Internal Revenue Code and similar statutes.

 Acquisitions

  WhoWhere?

   On August 13, 1998, we acquired WhoWhere? in a stock-for-stock transaction valued at approximately $159.1 million, resulting in intangible assets of $161.3 million. The transaction was accounted for as a purchase, and accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their respective fair values.

 Wired Ventures

   On June 30, 1999, we acquired Wired Ventures in a stock-for-stock transaction valued at approximately $290.9 million, resulting in intangible assets of $268.0 million. The transaction was accounted for as a purchase, and accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their respective fair values.

 Internet Music Distribution

   On July 27, 1999, we acquired Internet Music Distribution in a stock-for-stock transaction valued at approximately $49.0 million, resulting in intangible assets of $50.0 million. Terms of the merger also provide for future purchase payments, not to exceed $15.0 million, contingent upon unique user downloads of the Sonique Player. We have retained security interests in certain common stock that was issued in this transaction. The transaction was accounted for as a purchase, and accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their respective fair values.

Fiscal 1998 Compared To Fiscal 1997

 Results of Operations

   Revenues. Total revenues for the year ended July 31, 1998 increased $34.6 million, or 154%, to $57.1 million from $22.5 million for the year ended July 31, 1997, primarily as a result of the growth in the number and size of advertising contracts as well as an increase in the number and value of electronic commerce agreements.

   Advertising Revenues. Advertising revenues increased $25.2 million, or 143%, to $42.9 million for the year ended July 31, 1998 representing 75% of total revenues. For the previous year ended July 31, 1997, advertising revenues were $17.7 million representing 78% of total revenues. The increase in advertising revenue was attributable primarily to an increase in the number of advertisers as well as growth in the average contract size and value.

   Electronic Commerce, License and Other Revenues. Electronic commerce, license and other revenues increased $9.4 million, or 194%, to $14.3 million for the year ended July 31, 1998, representing 25% of total revenues. For the year ended July 31, 1997, electronic commerce, license and other revenues were $4.9 million, representing 22% of total revenues. For the year ended July 31, 1998, the increase in electronic commerce, license and other revenues is attributable primarily to the addition of several new partners during the year, including, among others, AT&T, Barnes and Noble, Microsoft and CDnow.

   Cost of Revenues. Cost of revenues increased $8.3 million or 186%, to $12.8 million for the year ended July 31, 1998, representing 22% of total revenues. Cost of revenues for the year ended July 31, 1997 were $4.5 million, representing 20% of total revenues. The overall increase in the cost of revenues was primarily due to increased usage of our services.

 Operating Expenses

   Research and Development. Research and development expenses increased $5.2 million, or 115%, to $9.7 million for the year ended July 31, 1998, representing 17% of total revenues for the year, but declined 3% as a percentage of total revenues. For the year ended July 31, 1997, research and development expenses were $4.5 million, or 20% of total revenues. The overall increase in research and development expenses was primarily due to increased engineering staffing to continue to develop and enhance our product offerings.

   In-process research and development. During 1998, we initiated a strategy of purchasing selected technologies as opposed to developing the products internally, in an effort to enhance the speed with which we could bring new product offerings to market. From February 1998 through July 1998, we purchased two such technologies of significance: homepage building tools from Tripod in February 1998 and automated directory services from WiseWire in April 1998. Each of these companies was in an early stage of development, had yet to develop any significant revenue streams and had devoted most of its efforts to date to the development of new technologies for the Internet. As a result of acquisitions during 1998, we recorded an in-process research and development charge of $17.3 million during the fiscal year ended, representing the purchased in-process research and development that had not yet reached technological feasibility and had no alternative future use.

   Subsequent to the end of our 1998 fiscal year, we continued our acquisition strategy. However, whereas the previous acquisitions focused on purchasing technologies, the addition of WhoWhere? in August 1998 and Wired Ventures in October 1998 centered around adding new users as well as a suite of more established products and services to our product offerings. This change in focus was part of our strategic initiative to change our focus from technology to a mass market media focus.

   The following is a description of each of our acquisitions, including a summary of all major in-process research and development projects at the time of acquisition. The technologies described below for each acquisition have been determined to be in-process research and development assets. These technologies had not reached a state of technological feasibility as of the acquisition date, nor did they exhibit any alternative future use or uses as determined by our management.

 Tripod

   We acquired Tripod on February 12, 1998 for total purchase consideration of $61.4 million. The portion of the purchase price allocated to in-process research and development was $7.2 million, or approximately 12% of the total purchase price. At the acquisition date, Tripod's major in-process project was the development of an advanced Home Page Building (HPB) technology and related web site management infrastructure to integrate and support this new HPB technology. The objective of the project was to develop and package a community building technology product that could be licensed to other companies to build and manage their own community-oriented sites. The new HPB technology was designed to build everything from simple web pages to complex websites. Beyond the basic technology, the in-process HPB technology would offer two important features: plug-ins and templates. Plug-ins provide new interactive software tools to homepage builders without altering the basic HPB technology. For instance, plug-ins can enable users to easily add games, quizzes, electronic commerce capabilities and other interactive elements to their homepages. The HPB technology will also provide multiple template types, allowing a user to fill in a web form and build an electronic brochure without learning the HTML programming language.

   At the date of acquisition, we estimated that completion of the HPB technology product would be accomplished by May 31, 1998. The initial development effort to create a licensable HPB technology product had commenced in June 1997. The major obstacle to launching the product was completing software development, integrating the various components into a functional online system, completing the Application Programming Interface (API) and the development of a user interface. At the acquisition date, the new HPB technology product had not reached a completed prototype stage and beta testing had not yet commenced. The project was delayed due to unexpected technical difficulty in completing software development, integrating and packaging the technology and creating a new user interface that performed in a live production environment. At the acquisition date, approximately 24 man-months of effort had been invested in the HPB project and related development. An additional 12 man-months of effort was necessary to complete the project in September 1998. At the time of our purchase, the project was approximately 67% complete.

 WiseWire

   We acquired WiseWire on April 30, 1998 for a total purchase price of $39.4 million. The portion of the purchase price allocated to in-process research and development was $9.1 million, or approximately 23% of the total purchase price. The theoretical concepts underlying WiseWire's technology were conceived at Carnegie Mellon's Artificial Intelligence Labs. The WiseWire technology is generally described by management as

"super personalization through adaptive machine learning techniques". Despite four years of development at Carnegie Mellon University and another three years at WiseWire, the primary components of the technology still had not yet reached a state of technological feasibility as of the acquisition date.

   At the acquisition date, WiseWire was developing two primary product lines:
WiseWire Community Directory, aimed at the consumer user and those websites that seek to attract high volumes of consumers; and WiseWire for Web Sites/WiseWire Professional for the corporate intranet market segment.

   The Community Directory was intended to enable clients to utilize WiseWire's machine learning and collaborative filtering technology to rapidly deploy a full-featured directory of Internet, Net News, product descriptions, and proprietary content. WiseWire Community Directory product automatically creates and manages the entire directory structure, thereby eliminating the need for large editorial support. The directory is intended to be dynamic in that it is constantly changing and being updated with new material independent of actions by an editorial staff. Over time, the content will change and reflect the needs and interests of the community of users. At the acquisition date, a prototype of this product was being used to power the Web Guides on the Lycos Network; however, it was estimated that only about one-third of the technology's long-term intended performance capability and functionality was being utilized. Although a subset of the Community Directory technology was developed and was functioning on the Lycos Network in a limited capacity, approximately two-thirds of its intended performance capability and feature set was still in development at the acquisition date.

   At the acquisition date, approximately 36 man-months of effort had been invested in the project and it was estimated that the Community Directory R&D project would be completed within three to four months. Thus, at the time of our purchase, the project was estimated to be approximately 90% complete.

   In addition to the Community Directory, WiseWire was developing two other components of its product line as part of an expanded offering to the corporate, rather than consumer, user:

     WiseWire for Web Sites: The WiseWire for Web Sites product will allow companies to easily integrate the WiseWire technology into their existing web site, offering direct links to continuously updated, real-time information specific to their business objectives. WiseWire uses artificial intelligence to search the broadest variety of online content tailored to the topics that their users have defined. Sources include hundreds of online newspapers and periodicals, Web pages, online discussion groups, news wire feeds, and Lycos' proprietary content. Since the WiseWire technology is interactive, users of the site contribute to the evolution and quality of the information.

     WiseWire Professional: The WiseWire Professional product provides a low-cost, high-value tool for personalizing a company's view of the Internet.

     WiseWire technology easily integrates with our existing online network to give their employees high-quality information while blocking content that is not applicable or is recreational in nature.

   At the acquisition date, working prototypes of these products were in the testing and debugging phase. Significant technological advancements regarding portability of the technology to a client's site and scalability for high volume environments had yet to be resolved. In addition, many of the usability enhancements described below needed to be integrated with the products so that customers could actually use the product as designed without our continuous intervention and support.

   At the acquisition date, it was estimated that the WiseWire for Web Sites and WiseWire Professional technology projects would be completed within three to six months, depending on resource availability, at a tax adjusted cost of $600,000.

   The WiseWire in-process technology projects were completed by December 1998.

   In projecting the net earnings attributable to the in-process research and development projects, management estimated revenues, revenue growth rates, operating expenses, income taxes, and the costs associated with the utilization of working capital and other complementary assets. These estimates are based on the following assumptions:

     Projections of revenue growth over a five year forecast period are based on management's estimates of market potential that are supported by independent industry data regarding the Internet. Tripod generated revenues of approximately $350,000 in 1996 and $900,000 in 1997. WiseWire generated revenues of $4,346 in fiscal year 1996 and $8,647 in fiscal year 1997. Both Tripod and WiseWire were development stage enterprises when acquired by Lycos. Because of the absence of meaningful historical revenues for Tripod and WiseWire, management projected revenues for the initial year of the forecast period based on its assessment of future market potential and each company's ability to successfully launch its new product offerings. After the initial year of the five year forecast period, revenues were predicted to grow at rates comparable to the growth of Internet users and online activity and the impact such growth would have on Internet advertising and electronic commerce. For Tripod, forecasted annual growth rates range from 133% in 1999 to 39% in the fifth year of the projection period. For WiseWire, forecasted annual growth rates range from a high of 200% in 2001 and then decline to an annual rate of 97% in the fifth year of the forecast.

     Forecasted operating expenses were estimated at 70% of revenues for both Tripod and WiseWire. Income taxes were estimated at a provisional rate of 40%. The estimated after tax margin as a percentage of revenue of 18% is consistent with future industry expectations for businesses operating in this segment of the Internet marketplace. The 70% rate is consistent with a convergence of the industry averages evident in the computer, software and telecommunications industries. We believe that the 70% rate takes into account ongoing maintenance and research and development costs typically associated with software technologies, as well as the costs to integrate the products into the Lycos Network. As a result of a 70% operating expense ratio, pre-tax income is 30% and after tax income is 18%, assuming a 40% tax rate. We believe that an 18% profit margin is reasonable and consistent with industry expectations.

     The return on working capital and other assets necessary to support the growth of each company has been estimated so as to derive an income stream specifically attributable to the in-process technology. Net working capital requirements have been estimated at 15% of revenues. The 8% rate applied to working capital reflects the long term expectation for interest rates for working capital loans. The projected return on working capital is based upon a market rate of return of 8%, or 4.8% on an after-tax basis. Tangible assets have been estimated based upon the level of tangible assets currently deployed in each business and upon anticipated capital expenditures for normal asset replacement. The tangible asset base required to support Tripod's R&D activities is estimated at approximately $1.0 million over the 5 year forecast period. The tangible asset base required to support WiseWire's R&D activities is estimated at approximately $920,000 over the 5 year forecast period. The 12% interest rate applied to fixed assets reflects the long term lending rate expectation for financing the purchase of equipment. The projected return on tangible assets is based upon a market rate of return estimate of 12%, or 7.2% on an after-tax basis.

     The calculated weighted average cost of capital (WACC) is approximately 16%. The 16% rate was based upon an analysis of the WACC for publicly traded companies within the same industry. The WACC calculation produces the average required rate of return of an investment in an operating enterprise. The required rate of return for working capital and tangible assets would generally be lower than the WACC given the fact that less risk is associated with such assets. As stated above, management estimates an 8% return on working capital and a 12% return on tangible assets. For intangible assets that reflect a considerably higher degree of risk, such as in-process technology, a rate range of 25.2% to 28.8% has been utilized depending on the relevant risk of the earning stream associated with the technology. The risk rates used to calculate the present value of the earnings streams relating to in-process research and development are approximately 20% higher than the rates used for valuing the developed technology. We believe that this additional increment in the discount rate accounts for the additional risks involved in completing the project and gaining customer acceptance.

   If actual results differ significantly from the above assumptions, we may be adversely affected in future periods. In addition, the value of other assets acquired may become impaired.

   Sales and Marketing. Sales and marketing expenses increased $15.9 million or 82%, to $35.3 million for the year ended July 31, 1998, representing 62% of total revenues for the year. For the year ended July 31, 1997, sales and marketing expenses were $19.3 million, representing 86% of total revenues, but declined 4% as a percentage of total revenues. The spending increases were due to the addition of sales and marketing personnel, increased commissions, and expenses associated with our expanded advertising, marketing and public relations campaign. Sales and marketing expenses also includes the cost of our "Premier Provider" Agreements with Microsoft and Netscape, which totaled $17.6 million, $4.3 million and $4.5 million in the fiscal years ended July 31, 1999, 1998 and 1997, respectively.

   General and Administrative. General and administrative expenses increased $3.0 million, or 106%, to $5.9 million for the year ended July 31, 1998, representing 10% of total revenues. For the year ended July 31, 1997, general and administrative expenses were $2.9 million, representing 13% of total revenues. The increases in spending were primarily due to the expansion of our corporate infrastructure, including the addition of finance and administrative personnel and increased costs for professional services.

   Amortization of Intangible Assets. Amortization of intangible assets increased $7.1 million, to $7.6 million for the year ended July 31, 1998, representing 13% of revenues. For the fiscal year ended July 31, 1997, amortization of intangibles were $540,000, representing 2% of total revenues. The increase is attributable to increased amortization related to developed technology and goodwill and other intangible assets recorded upon the acquisitions of Tripod, WiseWire and GuestWorld.

   At July 31, 1998, we had total net assets of $237.1 million, of which $78.8 million pertained to goodwill and other intangible assets. We continually evaluate the existence of long-lived assets impairment in accordance with the provisions of SFAS 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be disposed of." We wrote off $98,000 of goodwill related to Point Communications and $830,000 related to its license agreement with Carnegie Mellon University.

   Interest Income. Interest income increased $921,000 or 43%, to $3.1 million for the year ended July 31, 1998, representing 5% of total revenues. Interest income was approximately $2.1 million for the year ended July 31, 1997, representing 9% of total revenues. Interest income is derived primarily from the investment of the net proceeds received upon the closing of our public offerings of common stock in April 1996 and June 1998.

   Income Taxes. We have not recorded an income tax expense or benefit because we have incurred net operating losses since inception. As of July 31, 1998, we had approximately $38.0 million in Federal and State net operating loss carryforwards. Of this amount, approximately $13.0 million relates to the acquisitions of Point Communications, Tripod, WiseWire, and GuestWorld and will reduce goodwill when utilized. The Federal net operating losses will expire beginning in 2007 if not utilized. The state net operating losses will expire beginning in 1998 if not utilized. A portion or all of net operating loss carryforwards which can be utilized in any year may be limited by changes in our ownership, pursuant to Section 382 of the Internal Revenue Code and similar statutes.

Liquidity and Capital Resources

   At October 31, 1999, we had cash and cash equivalents of approximately $175.3 million. We regularly invest excess funds in short-term money market funds, government securities and commercial paper.

   The Company generated cash from operations of approximately $411,000 during the three months ended October 31, 1999. The Company used cash from investing activities of approximately $2.4 million during the three months ended October 31, 1999, due primarily to cash used to acquire property and equipment. The Company generated cash from financing activities of approximately $10.8 million during the three months ended October 31, 1999, due primarily to proceeds received by us from the exercise of employee stock options.

   At October 31, 1999, we had deferred revenues of $121.9 million representing primarily fees to be earned in the future on noncancelable electronic commerce agreements.

   From time to time, we expect to evaluate the acquisition of products, businesses and technologies that complement our business. As of the date of this prospectus, we do not have any understandings, commitments or agreements with respect to any material acquisitions.

   We currently believe that available funds and cash flows generated by operations, if any, will be sufficient to fund our working capital and capital expenditures requirements for at least the next twelve months. Thereafter, we may need to raise additional funds. We may need to raise additional funds sooner in order to fund more rapid expansion, to develop new or enhanced products and services, to respond to competitive pressures or to acquire complementary businesses or technologies. If additional funds are raised through the issuance of additional equity securities, the percentage equity ownership by our stockholders will be reduced, stockholders may experience dilution, and such equity securities may have rights, preferences or privileges senior to those of our common stock. There can be no assurance that additional financing will be available when needed on terms favorable to us or at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to develop or enhance products or services, take advantage of future opportunities or respond to competitive pressures, which could have a material adverse effect on our business, results of operations or financial condition.

Year 2000 Compliance

   Our System May Experience Difficulties Related To Year 2000 Computer Problems. The codes of many currently installed computer systems and software products accept only two-digit entries in the date code field and cannot distinguish 21st century dates from 20th century dates. Many companies' software and computer systems, including ours and the companies on which we depend, may need to be upgraded or replaced so that they will be able to distinguish 21st century dates from 20th century dates in order to comply with Year 2000 requirements and therefore be Year 2000 compliant.

   Our State Of Year 2000 Readiness. We continue to monitor the Year 2000 readiness of the hardware and software products we sell, the information technology systems we use and our non-information technology systems, like building security, voice mail and other systems. We have completed our assessment of all current versions of the hardware and software products and technology information systems that we use and believe that they are Year 2000 compliant. We have also completed all of our testing of these technology information systems. Whether a complete system or device that uses hardware or software used by us will process 21st century dates depends on other components that are supplied by parties other than us. The suppliers of our critical information systems have informed us that their software is Year 2000 compliant. We rely, both domestically and internationally, upon various service providers that are outside of our control including: various vendors, governmental agencies, utility companies, telecommunications service companies, delivery service companies, and other service providers. These third parties may suffer a Year 2000 business disruption caused by the inability of various systems to process 21st century dates that could hinder our ability to conduct our business. To the extent that we fail to identify and remedy any non-compliant internal or external Year 2000 problems, or the Year 2000 phenomenon creates a systemic failure beyond our control, like a prolonged telecommunications or electrical failure or a prolonged failure of third-party software on which we rely, we could be prevented from operating our business and permitting users access to our web sites. To date, we have not suffered any significant Year 2000 problems, but we continue to monitor our various systems.

   Costs Of Our Year 2000 Compliance. To date, we have not incurred any material expenditures in connection with identifying or evaluating Year 2000 compliance issues. Most of our expenses thus far relate to retaining third party consultants to assist in our compliance efforts and the opportunity cost of time spent by our employees evaluating its software, the current versions of the hardware and software sold by us and Year 2000 compliance matters generally.

Subsequent Events

 Acquisition of Quote.com

   On December 6, 1999, we closed the merger of Quote.com. The acquisition will be accounted for as a purchase. The purchase price will be allocated to the assets acquired and liabilities assumed based on their estimated fair values. Results of operations for Quote.com will be included with those of Lycos for periods subsequent to the date of acquisition. Under the terms of the acquisition, we exchanged 1,346,630 shares of Lycos common stock for all outstanding shares of common stock and preferred stock of Quote.com. Additionally, we converted all outstanding Quote.com options and warrants into Lycos options and warrants to acquire a total of 239,000 shares of our common Stock.

 Lycos Asia Joint Venture

   In September 1999, we established Lycos Asia as the basis for a joint venture agreement with Singapore Telecommunications Limited ("SingTel") to create a localized version of the Lycos Network services to be offered in Singapore, Hong Kong, China, Taiwan, India and certain other countries in Southeast Asia. We own 50% of the joint venture and 50% is owned by SingTel, a telecommunications provider in Singapore. The investment will be accounted for under the equity method and accordingly, we will recognize 50% of the net losses and profits of Lycos Asia when realized.

 New Accounting Pronouncements

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", which establishes guidelines for the accounting for the costs of all computer software developed or obtained for internal use. We adopted SOP 98-1 effective August 1, 1999. The adoption of SOP 98-1 did not have a material impact on our consolidated financial statements.

   In April, 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 ("SOP 98-5"), "Reporting on the Costs of Start-Up Activities." The statement is effective for fiscal years beginning after December 15, 1998. The statement requires costs of start-up activities and organization costs to be expensed as incurred. We adopted SOP 98- 5 effective August 1, 1999. The adoption of SOP 98-5 did not have a material impact on our consolidated financial statements.

   In June 1998, the Financial Accounting Standards Board issued Statement No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities", which requires that all derivative instruments be recorded on the balance sheet at their fair value. We currently expect to adopt SFAS 133, as amended by SFAS 137, for the year ending July 31, 2001. Management has determined there will be no impact on its results of operations or financial position resulting from the adoption of SFAS 133 because we currently do not hold derivative instruments.

 Quantitative and Qualitative Disclosures about Market Risk

   Lycos owns financial instruments that are sensitive to market risks as part of its investment portfolio. Our investment portfolio is used to preserve our capital until it is required to fund operations. None of these market-risk sensitive instruments are held for trading purposes. We do not own derivative financial instruments in our investment portfolio. The investment portfolio contains instruments that are subject to a decline in equity markets.

   Investment Rate Risk--Lycos' investment portfolio includes primarily certain commercial paper which is subject to interest rate risk. Due to the short duration and conservative nature of these instruments, Lycos does not believe that it has a material exposure to interest rate risk.

                   INDEX TO SUPPLEMENTAL FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
LYCOS, INC. SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS:
Audited Supplemental Consolidated Financial Statements:
Independent Auditors' Report..............................................   F-2
Supplemental Consolidated Balance Sheets at July 31, 1999 and 1998........   F-3
Supplemental Consolidated Statements of Operations for the years ended
 July 31, 1999, 1998 and 1997.............................................   F-4
Supplemental Consolidated Statements of Stockholders' Equity and
 Comprehensive Income (Loss) for the years ended July 31, 1999, 1998 and
 1997.....................................................................   F-5
Supplemental Consolidated Statements of Cash Flows for the years ended
 July 31, 1999, 1998 and 1997.............................................   F-6
Notes to Supplemental Consolidated Financial Statements...................   F-8
Unaudited Supplemental Consolidated Financial Statements:
Supplemental Condensed Consolidated Balance Sheets at October 31, 1999
 (Unaudited) and July 31, 1999............................................  F-32
Supplemental Condensed Consolidated Statements of Operations for the Three
 Months Ended October 31, 1999 and 1998 (Unaudited).......................  F-33
Supplemental Condensed Consolidated Statements of Cash Flows for the Three
 Months Ended October 31, 1999 and 1998 (Unaudited).......................  F-34
Notes to Supplemental Condensed Consolidated Financial Statements
 (Unaudited)..............................................................  F-35

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Lycos, Inc.:

   We have audited the accompanying supplemental consolidated balance sheets of Lycos, Inc. as of July 31, 1999 and 1998 and the related supplemental consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three year period ended July 31, 1999. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   The supplemental consolidated financial statements give retroactive effect to the merger of Lycos, Inc. and Gamesville, Inc. on December 3, 1999, which has been accounted for as a pooling-of-interests as described in Note 1 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Lycos, Inc. after financial statements covering the date of consummation of the business combination are issued.

   In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lycos, Inc. at July 31, 1999 and 1998, and the results of its operations and cash flows for each of the years in the three year period ended July 31, 1999, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.

/s/ KPMG llp

Boston, Massachusetts
January 4, 2000

                                  LYCOS, INC.

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                      July 31,      July 31,
                                                        1999          1998
                                                    ------------  ------------
                      ASSETS
Current assets:
  Cash and cash equivalents........................ $166,505,998  $153,980,292
  Accounts receivable, less allowance for doubtful
   accounts of $2,442,000 and $1,208,000 at July
   31, 1999 and 1998, respectively.................   25,830,284    11,074,756
  Electronic commerce and license fees receivable..   71,843,202    30,223,986
  Prepaid expenses.................................    8,782,844     5,900,243
                                                    ------------  ------------
    Total current assets...........................  272,962,328   201,179,277
                                                    ------------  ------------
Property and equipment, less accumulated
 depreciation and amortization.....................    7,726,006     4,126,689
Electronic commerce and license fees receivable....   48,029,100    21,537,371
Investments........................................   48,000,570     8,874,568
Intangible assets, less accumulated amortization...  505,682,024    78,787,554
Other assets.......................................    7,399,453     3,278,994
                                                    ------------  ------------
    Total assets................................... $889,799,481  $317,784,453
                                                    ============  ============
       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable--current........................... $  2,949,480  $    604,230
  Accounts payable.................................    2,055,267     4,996,956
  Accrued expenses.................................   22,636,751    17,276,357
  Deferred revenues................................   64,016,249    31,412,239
                                                    ------------  ------------
    Total current liabilities......................   91,657,747    54,289,782
Deferred tax liability.............................      138,000           --
Notes payable......................................    2,599,728       160,613
Deferred revenues..................................   55,934,152    26,159,754
Other liabilities..................................          --         36,667
                                                    ------------  ------------
                                                      58,671,880    26,357,034
Commitments and contingencies .....................          --            --
Stockholders' equity:
  Preferred stock, $.01 par value; 5,000,000 shares
   authorized, none issued or outstanding..........          --            --
  Common stock, $.01 par value; 300,000,000 shares
   authorized, 100,311,847 shares at July 31, 1999
   and 80,260,563 at July 31, 1998 issued and
   outstanding.....................................    1,003,121       802,609
  Additional paid-in capital.......................  815,706,221   278,105,181
  Deferred compensation............................      (75,276)     (116,338)
  Accumulated deficit..............................  (92,751,009)  (40,669,222)
  Treasury stock, at cost, 1,814,893 shares at July
   31, 1999 and 1,417,348 shares at July 31, 1998..   (3,286,293)     (984,593)
  Accumulated other comprehensive income...........   18,873,090           --
                                                    ------------  ------------
    Total stockholders' equity.....................  739,469,854   237,137,637
                                                    ------------  ------------
    Total liabilities and stockholders' equity..... $889,799,481  $317,784,453
                                                    ============  ============

   See accompanying notes to supplemental consolidated financial statements.

                                  LYCOS, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

                                                         Year Ended
                                          -------------------------------------------
                                          July 31, 1999  July 31, 1998  July 31, 1997
                                          -------------  -------------  -------------
Revenues:
  Advertising............................ $ 96,459,369   $ 42,854,588    $17,668,379
  Electronic commerce, license and
   other.................................   42,080,564     14,291,698      4,855,654
                                          ------------   ------------    -----------
    Total revenues.......................  138,539,933     57,146,286     22,524,033
Cost of revenues.........................   29,273,068     12,758,338      4,467,253
                                          ------------   ------------    -----------
    Gross profit.........................  109,266,865     44,387,948     18,056,780
Operating expenses:
  Research and development...............   26,963,391      9,724,180      4,520,427
  In process research and development....          --      17,280,000            --
  Sales and marketing....................   79,324,559     35,250,392     19,318,082
  General and administrative.............   17,527,969      5,883,282      2,855,738
  Amortization of intangible assets......   52,427,704      7,613,711        540,416
                                          ------------   ------------    -----------
    Total operating expenses.............  176,243,623     75,751,565     27,234,663
                                          ------------   ------------    -----------
Operating loss...........................  (66,976,758)   (31,363,617)    (9,177,883)
Interest income..........................    6,273,565      3,049,850      2,129,224
Equity share of losses in affiliates.....   (1,360,425)           --             --
Gain on sale of investments..............   10,119,831            --             --
                                          ------------   ------------    -----------
Loss before income taxes.................  (51,943,787)   (28,313,767)    (7,048,659)
Provision for income taxes...............      138,000            --             --
                                          ------------   ------------    -----------
Net loss................................. $(52,081,787)  $(28,313,767)   $(7,048,659)
                                          ============   ============    ===========
Basic and diluted net loss per share..... $      (0.59)  $      (0.44)   $     (0.12)
                                          ============   ============    ===========
Shares used in computing basic and
 diluted net loss per share..............   88,959,992     64,143,655     57,456,663
                                          ============   ============    ===========


   See accompanying notes to supplemental consolidated financial statements.

                                  LYCOS, INC.

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE
                                 INCOME (LOSS)

                                                                                                                Accumulated
                             Common Stock       Additional                                 Treasury Stock          Other
                        ----------------------   Paid-in       Deferred   Accumulated   ---------------------  Comprehensive
                          Shares      Amount     Capital     Compensation   Deficit      Shares     Amount     Income (Loss)
                        ----------- ---------- ------------  ------------ ------------  --------- -----------  -------------
Balances at July 31,
1996..................   57,449,275 $  574,493 $ 49,492,336   $(376,161)  $ (5,306,796)       --          --            --
Comprehensive income
(loss):
  Net loss............          --         --           --          --      (7,048,659)       --          --            --
  Other comprehensive
  income (loss):
    Unrealized gains
    on available-for-
    sale securities...
      Comprehensive
      income (loss)...
Issuance of common
stock in connection
with Employee Stock
Purchase Plan.........       14,896        148       18,254         --             --         --          --            --
Cancellation of
options...............          --         --       (49,067)     49,067            --         --          --            --
Amortization of
deferred
compensation..........          --         --           --      141,658            --         --          --            --
                        ----------- ---------- ------------   ---------   ------------  --------- -----------   -----------
Balances at July 31,
1997..................   57,464,171    574,641   49,461,523    (185,436)   (12,355,455)       --          --            --
Comprehensive income
(loss):
  Net loss............          --         --           --          --     (28,313,767)       --          --            --
  Other comprehensive
  income (loss):
    Unrealized gains
    on available-for-
    sale securities...
      Comprehensive
      income (loss)...
Issuance of common
stock in connection
with Employee Stock
Purchase Plan.........       17,176        172       65,870         --             --         --          --            --
Cancellation of
options...............          --         --       (22,562)     22,562            --         --          --            --
Issuance of common
stock in connection
with exercise of stock
options...............    4,094,040     40,940    3,201,254         --             --     123,112 $      (307)          --
Purchase of treasury
stock in connection
with exercise of stock
options...............          --         --           --          --             --   1,216,368    (467,589)          --
Issuance of common
stock in connection
with exercise of
warrants..............      414,456      4,144    1,359,444         --             --      37,672    (113,581)          --
Issuance of common
stock in connection
with strategic
investments, net of
offering costs........      602,056      6,024    7,876,419         --             --         --          --            --
Issuance of common
stock and warrants in
connection with
acquisitions..........    8,298,284     82,984  104,766,071         --             --      40,196    (403,116)          --
Issuance of common
stock in connection
with Secondary Public
Offering, net of
offering costs........    9,350,000     93,500  111,097,366         --             --         --          --            --
Issuance of common
stock in connection
with services
rendered..............       20,380        204      299,796         --             --         --          --            --
Amortization of
deferred
compensation..........          --         --           --       46,536            --         --          --            --
                        ----------- ---------- ------------   ---------   ------------  --------- -----------   -----------
Balances at July 31,
1998..................   80,260,563    802,609  278,105,181    (116,338)   (40,669,222) 1,417,348    (984,593)          --
Comprehensive income
(loss):
  Net loss............          --         --           --          --     (52,081,787)       --          --            --
  Other comprehensive
  income (loss):
    Unrealized gains
    on available-for-
    sale securities,
    net of tax........          --         --           --          --             --         --          --    $18,873,090
      Comprehensive
      income (loss)...
Issuance of common
stock in connection
with Employee Stock
Purchase Plan.........       19,112        191      247,300         --             --         --          --            --
Issuance of non-
qualified stock
options...............          --         --        29,844     (29,844)           --         --          --            --
Issuance of common
stock in connection
with exercise of stock
options...............    3,120,163     31,201   15,512,243         --             --     397,545  (2,301,700)          --
Tax benefit of stock
option exercises......          --         --    12,582,000         --             --         --          --            --
Issuance of common
stock in connection
with acquisitions.....   13,306,965    133,070  495,317,069         --             --         --          --            --
Issuance of common
stock of subsidiary...    3,605,044     36,050   13,912,584         --             --         --          --            --
Amortization of
deferred
compensation..........          --         --           --       70,906            --         --          --            --
                        ----------- ---------- ------------   ---------   ------------  --------- -----------   -----------
Balances at July 31,
1999..................  100,311,847 $1,003,121 $815,706,221   $ (75,276)  $(92,751,009) 1,814,893 $(3,286,293)  $18,873,090
                        =========== ========== ============   =========   ============  ========= ===========   ===========
                                      Comprehensive
                           Total      Income (Loss)
                        ------------- --------------
Balances at July 31,
1996..................  $ 44,383,872
Comprehensive income
(loss):
  Net loss............    (7,048,659) $ (7,048,659)
  Other comprehensive
  income (loss):
    Unrealized gains
    on available-for-
    sale securities...                         --
                                      --------------
      Comprehensive
      income (loss)...                $ (7,048,659)
                                      ==============
Issuance of common
stock in connection
with Employee Stock
Purchase Plan.........        18,402
Cancellation of
options...............           --
Amortization of
deferred
compensation..........       141,658
                        -------------
Balances at July 31,
1997..................    37,495,273
Comprehensive income
(loss):
  Net loss............   (28,313,767) $(28,313,767)
  Other comprehensive
  income (loss):
    Unrealized gains
    on available-for-
    sale securities...                         --
                                      --------------
      Comprehensive
      income (loss)...                $(28,313,767)
                                      ==============
Issuance of common
stock in connection
with Employee Stock
Purchase Plan.........        66,042
Cancellation of
options...............           --
Issuance of common
stock in connection
with exercise of stock
options...............     3,241,887
Purchase of treasury
stock in connection
with exercise of stock
options...............      (467,589)
Issuance of common
stock in connection
with exercise of
warrants..............     1,250,007
Issuance of common
stock in connection
with strategic
investments, net of
offering costs........     7,882,443
Issuance of common
stock and warrants in
connection with
acquisitions..........   104,445,939
Issuance of common
stock in connection
with Secondary Public
Offering, net of
offering costs........   111,190,866
Issuance of common
stock in connection
with services
rendered..............       300,000
Amortization of
deferred
compensation..........        46,536
                        -------------
Balances at July 31,
1998..................   237,137,637
Comprehensive income
(loss):
  Net loss............   (52,081,787) $(52,081,787)
  Other comprehensive
  income (loss):
    Unrealized gains
    on available-for-
    sale securities,
    net of tax........    18,873,090    18,873,090
                                      --------------
      Comprehensive
      income (loss)...                $(33,208,697)
                                      ==============
Issuance of common
stock in connection
with Employee Stock
Purchase Plan.........       247,491
Issuance of non-
qualified stock
options...............           --
Issuance of common
stock in connection
with exercise of stock
options...............    13,241,744
Tax benefit of stock
option exercises......    12,582,000
Issuance of common
stock in connection
with acquisitions.....   495,450,139
Issuance of common
stock of subsidiary...    13,948,634
Amortization of
deferred
compensation..........        70,906
                        -------------
Balances at July 31,
1999..................  $739,469,854
                        =============

   See accompanying notes to supplemental consolidated financial statements.

                                  LYCOS, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     Year Ended
                                        ---------------------------------------
                                          July 31,      July 31,     July 31,
                                            1999          1998         1997
                                        ------------  ------------  -----------
Operating activities
Net loss..............................  $(52,081,787) $(28,313,767) $(7,048,659)
Adjustments to reconcile net loss to
 net cash used in operating
 activities:
  Amortization of deferred
   compensation.......................        70,906        46,536      141,658
  Amortization of intangible assets...    52,427,704     7,613,711      540,416
  Depreciation........................     3,549,058     1,525,132      728,649
  Allowance for doubtful accounts.....     1,234,000       654,000      405,000
  Gain on sale of investments.........   (10,119,831)          --           --
  Equity share of losses in
   affiliates.........................     1,360,425           --           --
  In process research and development
   expense............................           --     17,280,000          --
  Issuance of common stock for
   services rendered..................           --        300,000          --
  Deferred taxes......................       138,000           --           --
Changes in operating assets and
 liabilities:
  Accounts receivable.................    (7,281,355)   (4,778,501)  (3,851,722)
  Electronic commerce and license fees
   receivable.........................   (68,110,945)  (42,045,551)  (7,731,585)
  Prepaid expenses....................    (1,762,954)   (1,266,676)  (3,300,180)
  Other current assets................       182,844      (326,292)         --
  Other assets........................    (3,272,683)   (2,895,379)    (216,000)
  Accounts payable....................    (5,771,223)      854,278      576,493
  Accrued expenses....................    (9,208,801)    8,343,401    5,640,589
  Deferred revenues...................    60,432,726    40,450,223   12,478,136
  Other liabilities...................       (36,667)      (29,105)    (449,495)
                                        ------------  ------------  -----------
Net cash used in operating
 activities...........................   (38,250,583)   (2,587,990)  (2,086,700)
                                        ------------  ------------  -----------
Investing activities
Purchase of property and equipment....    (1,915,391)   (1,186,867)  (1,880,713)
Sale of investment....................    12,158,790           --           --
Cash acquired through acquisitions,
 net..................................    21,750,667     2,540,619          --
Investment in affiliates..............    (5,120,296)     (992,125)         --
                                        ------------  ------------  -----------
Net cash provided by (used in)
 investing activities.................    26,873,770       361,627   (1,880,713)
                                        ------------  ------------  -----------
Financing activities
Proceeds from issuance of stock, net
 of offering costs....................    13,856,968   111,223,808       18,402
Proceeds from exercise of stock
 options..............................    15,543,444     3,299,464      191,494
Proceeds from issuance of common stock
 under Employee Stock Purchase Plan...       247,491        66,042      419,369
Proceeds from exercise of warrants....           --      1,250,007          --
Repayments of notes payable...........    (3,443,684)          --           --
Cash used to repurchase treasury
 stock................................    (2,301,700)     (467,589)         --
                                        ------------  ------------  -----------
Net cash provided by financing
 activities...........................    23,902,519   115,371,732      629,265
                                        ------------  ------------  -----------
Net increase (decrease) in cash and
 cash equivalents.....................    12,525,706   113,145,369   (3,338,148)
Cash and cash equivalents at beginning
 of year..............................   153,980,292    40,834,923   44,173,071
                                        ------------  ------------  -----------
Cash and cash equivalents at end of
 year.................................  $166,505,998  $153,980,292  $40,834,923
                                        ============  ============  ===========

                                  LYCOS, INC.

                                                      Year Ended
                                        ---------------------------------------
                                          July 31,     July 31,
                                            1999         1998     July 31, 1997
                                        ------------ ------------ -------------
Schedule of non-cash financing and
 investing activities:
 Issuance of common stock upon
  acquisition of WhoWhere?, Wired
  Ventures, and Internet Music
  Distribution, Inc.................... $495,571,649          --       --
 Assets and liabilities recognized upon
  acquisition of WhoWhere?, Wired
  Ventures, and Internet Music
  Distribution, Inc.
    Accounts receivable................    8,643,173          --       --
    Prepaid expenses...................    1,302,490          --       --
    Property and equipment.............    5,318,369          --       --
    Goodwill and other intangible
     assets............................  479,322,174          --       --
    Marketable securities..............    5,950,000          --       --
    Other assets.......................      773,676          --       --
    Accounts payable...................    2,829,532          --       --
    Accrued expenses...................   17,868,511          --       --
    Notes payable......................    8,218,591          --       --
    Deferred revenues..................    1,945,682          --       --
  Issuance of common stock upon
   acquisition of Tripod, Inc.,
   WiseWire, Corp., and GuestWorld,
   Inc.................................          --  $104,445,939      --
  Assets and liabilities recognized
   upon acquisition of Tripod, Inc.,
   WiseWire Corp., and GuestWorld, Inc.
    Accounts receivable................          --       209,235      --
    Prepaid expenses...................          --        23,284      --
    Property and equipment.............          --     1,995,601      --
    Developed technology...............          --    12,331,195      --
    Goodwill and other intangible
     assets............................          --    72,827,020      --
    Accounts payable...................          --       809,756      --
    Accrued expenses...................          --     1,858,481      --
    Deferred revenues..................          --        92,780      --
  Issuance of common stock in
   connection with strategic
   investments.........................          --     7,882,443      --

   See accompanying notes to supplemental consolidated financial statements.

                                  LYCOS, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

 The Company

   Lycos, Inc., ("Lycos" or the "Company") is a network of globally branded media properties and aggregated content distributed primarily through the World Wide Web. Under the "Lycos Network" brand, Lycos provides aggregated third-party content, Web search and directory services, community and personalization features, personal Web publishing and online shopping. Lycos seeks to draw a large number of viewers to its Websites by providing a one-stop destination for information, communication and shopping services on the Web. The Company was formed in June 1995 by CMG@Ventures L.P., a wholly-owned subsidiary of CMGI, Inc. ("CMGI"). The Company conducts its business in one segment, generating revenue from selling advertising, electronic commerce and licensing its products and services. The Company's fiscal year end is July 31.

   The restated consolidated financial statements of Lycos give retroactive effect to the merger with Gamesville, Inc. ("Gamesville"), which was consummated on December 3, 1999. The merger was accounted for as pooling of interests. On December 3, 1999, each issued and outstanding share of common stock of Gamesville was converted into the right to receive 0.1822 shares of common stock of Lycos. Lycos issued 3,605,044 shares in exchange for all of the outstanding shares of Gamesville. Additionally, Lycos converted all outstanding Gamesville stock options and warrants into approximately 423,085 Lycos options and warrants. The restated consolidated financial statements reflect the combination of the historical consolidated financial statements of Lycos with the historical financial statements of Gamesville, which have been restated to reflect the same fiscal year end of Lycos. Intercompany transactions have been eliminated.

 Revenue Recognition

   The Company's advertising revenues are derived principally from short-term advertising contracts in which the Company guarantees a number of impressions for a fixed fee or on a per impression basis with an established minimum fee. Revenues from advertising are recognized as the services are performed.

   Electronic commerce revenues are derived principally from "slotting fees" paid for selective positioning and promotion within the Company's suite of products as well as from royalties from the sale of goods and services from the Company's websites. The Company's license and product revenues are derived principally from product licensing fees and fees from maintenance and support of its products. Electronic commerce, license and product revenues are generally recognized upon delivery provided that no significant Company obligations remain and collection of the receivable is probable. In cases where there are significant remaining obligations, the Company defers such revenue until those obligations are satisfied. Fees from maintenance and support of the Company's products including revenues bundled with the initial licensing fees are deferred and recognized ratably over the service period.

 Cost of Revenues

   Cost of revenues specifically attributable to advertising and electronic commerce, license and product revenues are not separately identifiable and therefore are not separately disclosed in the consolidated statements of operations.

 Deferred Revenues

   Deferred revenues are comprised of license and electronic commerce fees to be earned in the future on non-cancelable agreements existing at the balance sheet date.

 Cash and Cash Equivalents

   The Company considers all highly liquid investments purchased with original or remaining maturities of three months or less to be cash equivalents. At July 31, 1999 and 1998, the Company had no investments with maturities greater than three months.

                                  LYCOS, INC.

 Investments

  The Company accounts for marketable securities under Statement of Financial Accounting Standards No. 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities." SFAS 115 establishes accounting and reporting requirements for all debt securities and for investments in equity securities that have readily determinable fair value. All marketable securities must be classified as one of the following: held-to-maturity, available-for-sale, or trading. All of the Company's investments are classified as available-for-sale and, as such, are carried at fair value, with unrealized holding gains and losses, net of deferred taxes reported as a separate component of stockholders' equity.

 Property and Equipment

  Property and equipment are stated at cost, net of accumulated amortization and depreciation. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets (three to five years). Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful life of the asset or the lease term.

 Intangible Assets

  Intangible assets primarily relate to the Company's acquisitions and include developed technology, licensed technology, trademarks, trade names, content copyrights, customer base and goodwill. In connection with acquisitions accounted for under the purchase method of accounting (see Note 4), the Company recorded these intangible assets based on the excess of the purchase price over the identifiable tangible net assets of the acquiree on the date of purchase. Intangible assets are reported at cost, net of accumulated amortization, and are being amortized over their estimated useful life of five years. At July 31, 1999 and 1998, the balance of developed technology, trade names and other intangible assets, net of accumulated amortization was $17,796,214 and $3,384,981, respectively.

 Goodwill

  Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited of 5 years. The Company evaluates whether changes have occurred that would require revision of the remaining estimated useful life or impact the recoverability of the goodwill. If such changes occur, the Company would use an estimate of the undiscounted future operating cash flows to determine the recoverability of the goodwill. At July 31, 1999 and 1998 the balance of goodwill, net of accumulated amortization was $487,885,810 and $75,402,573, respectively.

 Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

  The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

                                  LYCOS, INC.

 Income Taxes

  The Company records income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and the tax effect of net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 Research and Development Costs

  Research and development expenditures are expensed as incurred. Software development costs are required to be capitalized when a product's technological feasibility has been established either by completion of a detail program design or a working model of the product and ending when a product is available for general release to consumers. To date, attainment of technological feasibility of the Company's products and general release to customers have substantially coincided. As a result, the Company has not capitalized any software development costs since such costs have not been significant.

 Advertising Costs

  The Company expenses advertising production costs as incurred. Advertising expense was approximately $11,822,000, $5,700,000 and $4,427,000 for the years ended July 31, 1999, 1998 and 1997, respectively.

 Stock-Based Compensation

  Statement of Financial Accounting Standards No. 123 ("SFAS 123") requires that companies either recognize compensation expense for grants of stock, stock options, and other equity instruments based on fair value, or provide pro forma disclosure of net income (loss) and earnings (loss) per share in the notes to the financial statements. The Company applies APB Opinion 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized under SFAS 123 for the Company's stock option plans, and footnote disclosure is provided in Note 7.

 Employee Benefit Plan

  The Company maintains a 401(K) Profit Sharing Plan (the "Plan") for its employees. Each participant in the Plan may elect to contribute from 1% to 15% of their annual compensation to the Plan. The Company matches employee contributions at a rate of one-third of the first six percent of compensation deferred. During 1999, 1998 and 1997, the Company's contributions amounted to approximately $230,000, $87,000 and $27,000, respectively.

 Concentration of Credit Risk

  The Company performs ongoing credit evaluations of its customers' financial conditions and generally does not require collateral on accounts receivable. The Company maintains allowances for credit losses and such losses have been within management's expectations. Bad debt expense was $1,234,000, $654,000 and $405,000 in 1999, 1998 and 1997, respectively. No single customer accounted for greater than 10% of total revenues during the years ended July 31, 1999, 1998 and 1997.

                                  LYCOS, INC.

  The Company's services are provided to customers in several industries primarily in North America. Sales to foreign customers for the years ended July 31, 1999, 1998 and 1997 were approximately $1,990,000, $2,640,000 and
$1,700,000, respectively.

 Financial Instruments

  The recorded amounts of financial instruments, including cash equivalents, receivables, accounts payable, accrued expenses and deferred revenues, approximate their fair market values as of July 31, 1999 and 1998. The Company has no investments in derivative financial instruments.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Treasury Stock

  In connection with a license agreement with Carnegie Mellon University, CMG@Ventures, Inc. has agreed to sell to the Company the number of shares of common stock equal to the shares issuable upon exercise of certain options granted, as defined, at a price equal to the exercise price of the underlying options exercised (see Note 7). Under this agreement, the Company issues shares of Company stock to employees upon exercise of options and subsequently buys an equivalent number of Company shares at the respective exercise price from CMG@Ventures, resulting in treasury stock.

 Comprehensive Income

  The Company adopted Statement of Financial Accounting Standard No. 130 ("SFAS 130"), "Reporting Comprehensive Income" during the year ended July 31, 1999. SFAS 130 establishes standards for the reporting and display of comprehensive income and its components in the financial statements. Comprehensive income as defined includes all changes in equity during a period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustment and unrealized gains and losses on available-for-sale securities. Comprehensive loss was $33,208,697 for the year ended July 31, 1999. The difference between net loss and comprehensive loss for the year ended July 31, 1999 is due to $18,873,090 of net unrealized gains on the Company's remaining investments, which are classified as available-for-sale investments under SFAS 115. The Company had no "other comprehensive income" items in the years ended July 31, 1998 or 1997.

 New Accounting Pronouncements

  In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", which establishes guidelines for the accounting for the costs of all computer software developed or obtained for internal use. The Company adopted SOP 98-1 effective August 1, 1999. The adoption of SOP 98-1 did not have a material impact on the Company's supplemental consolidated financial statements.

                                  LYCOS, INC.

  In April, 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 ("SOP 98-5"), "Reporting on the Costs of Start-Up Activities." The statement is effective for fiscal years beginning after December 15, 1998. The statement requires costs of start-up activities and organization costs to be expensed as incurred. The Company adopted SOP 98-5 effective August 1, 1999. The adoption of SOP 98-5 did not have a material impact on the Company's supplemental consolidated financial statements.

  In June 1998, the Financial Accounting Standards Board issued Statement No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities", which requires that all derivative instruments be recorded on the balance sheet at their fair value. The Company currently expects to adopt SFAS 133, as amended by SFAS 137, for the year ending July 31, 2001. Management has determined there will be no impact on its results of operations or financial position resulting from the adoption of SFAS 133 because the Company currently does not hold derivative instruments.

2. Investments

  The Company invests in equity instruments of privately held Internet related companies. These investments are accounted for under the cost method as the Company's ownership represents less than 20% of each investee. The Company's carrying value of these investments approximates fair value at July 31, 1999. For non-quoted investments, the Company regularly reviews the assumptions underlying the operating performance and cash flow forecasts in assessing the carrying values.

 Marketable Securities

  In April 1998, the Company acquired an approximate 14% ownership stake in Sage Enterprises, Inc. (PlanetAll) which, at the time, was owned 29% by CMGI, a related party, in exchange for shares of the Company's Common Stock valued at $2.5 million at the time of the transaction. Launched in November 1997, PlanetAll provides free core contact management services through the Internet. In August 1998, pursuant to an Agreement and Plan of Merger, Amazon.com acquired all of the outstanding capital stock of PlanetAll. The Company received 322,128 shares of Amazon.com valued at approximately $12.8 million at the time of acquisition in exchange for its shares of PlanetAll, resulting in a gain of $10.1 million in the year ended July 31, 1999. The Company sold 289,917 shares of Amazon.com in October 1998, resulting in $12.2 million of cash proceeds. The Company has 32,211 shares of Amazon.com remaining at July 31, 1999.

  In April 1998, the Company acquired an ownership stake in Mail.com in exchange for 400,248 shares of the Company's common stock valued at approximately $4,600,000 at the time of the transaction. Mail.com is a leading global provider of e-mail systems. On June 14, 1999, Mail.com completed an initial public offering of its common stock. The Company's investment in Mail.com has been adjusted to reflect its fair value of $35,750,000, based on its closing market price on July 31, 1999.

  The cost of marketable securities carried at fair value was $11,805,646 at July 31, 1999. There was no investments held as available-for-sale at July 31, 1998. Gross unrealized gains and losses relating to securities held as available-for-sale for the year ended July 31, 1999 are as follows:

      Gross Unrealized Gains....................................... $33,117,590
      Gross Unrealized Losses......................................  (1,662,500)
                                                                    -----------
        Net Unrealized Gains....................................... $31,455,090
                                                                    ===========

                                  LYCOS, INC.

 Joint Ventures

  In May 1997, the Company established Lycos Bertelsmann as the basis for a joint venture agreement with Bertelsmann Internet Services to create localized versions of the Lycos search and navigation service throughout Europe. The joint venture is owned 50% by Lycos and 50% by Bertelsmann. Bertelsmann Internet Services, a subsidiary of Bertelsmann AG, has committed to provide capital, infrastructure and employees for the venture while Lycos will provide the core technology and brand name. The carrying value of the Company's investment in Lycos Bertelsmann was not material at July 31, 1999 or 1998. The investment is accounted for under the equity method and accordingly, the Company will recognize 50% of the net profits of Lycos Bertelsmann when realized.

  In April 1998, the Company established Lycos Japan KK as the basis for a joint venture with Sumitomo Corporation, one of Japan's largest trading companies, and Internet Initiative Japan (IIJ), the country's largest Internet Service Provider. The joint venture is owned 40% by Lycos, 50% by Sumitomo Corporation and 10% by IIJ. The investment is accounted for under the equity method. For the year ending July 31, 1999, Lycos' share of the net loss was approximately $1,000,000. For the year ending July 31, 1998, Lycos' share of the net loss was not material.

  In March 1999, the Company established Lycos Korea as the basis for a joint venture agreement with Mirae Corporation to create a localized version of the Lycos Network services to be offered in Korea. The joint venture is owned 50% by Lycos and 50% by Mirae, a Korean high technology company. The investment is accounted for under the equity method. For the year ending July 31, 1999, Lycos' share of the net loss was approximately $360,000.

 Lycos Ventures Limited Partnership

  In July 1999, the Company formed a venture capital fund to make strategic early-stage investments in companies that are involved with electronic commerce, online media or the development of Internet technology, content or services. The Company, as a limited partner, is committed to providing $10 million to Lycos Ventures, L.P. (the "Fund"). The other limited partners, which include Bear Stearns, Mellon Ventures, Inc., Mirae Corporation, Sumitomo Corporation, Vulcan Ventures, and others, will provide approximately $60 million to the Fund. The general partner of the fund is Lycos Triangle Partners, LLC, a Delaware limited liability company formed by Lycos and Triangle Capital Corporation. As of July 31, 1999 the Company has not provided any of its $10 million commitment to the Fund.

3. Property and Equipment

   Property and equipment, at cost, consisted of the following:

                                                              July 31,
                                                      -------------------------
                                                          1999         1998
                                                      ------------  -----------
   Computers and equipment........................... $ 14,545,989  $ 3,854,806
   Furniture and fixtures............................    1,637,013    1,094,143
   Leasehold improvements............................    2,985,698    1,368,223
   Purchased software................................    1,188,241      525,197
                                                      ------------  -----------
                                                        20,356,941    6,842,369
   Less accumulated depreciation and amortization....  (12,630,935)  (2,715,680)
                                                      ------------  -----------
                                                      $  7,726,006  $ 4,126,689
                                                      ============  ===========

                                  LYCOS, INC.

4. Acquisitions

 Tripod, Inc.

  On February 11, 1998, the Company entered into an Agreement and Plan of Merger (the "Agreement") by and among the Company, Pod Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company ("PAC"), Tripod, Inc., a Delaware corporation ("Tripod"), William Peabody and Richard Sabot, providing for the merger of PAC with and into Tripod (the "Merger"). On February 12, 1998, the Company completed the closing of the Merger and Tripod became a wholly-owned subsidiary of the Company. In accordance with the terms of the Agreement, Richard Sabot was elected, effective May 1, 1998, to the Company's Board of Directors for a term expiring at the first Annual Meeting of the Company's stockholders held after the Company's fiscal year ending July 31, 2000.

  The acquisition was accounted for as a purchase. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values. Results of operations for Tripod have been included with those of the Company for periods subsequent to the date of acquisition.

  In the Merger, all outstanding shares of Common Stock and Preferred Stock of Tripod and options and warrants to purchase Common Stock and Preferred Stock of Tripod were converted into 6,241,652 shares and options and warrants to purchase Common Stock of the Company. All outstanding options to purchase Common Stock of Tripod have been assumed by the Company and converted into options to purchase Common Stock of the Company, and all outstanding warrants to purchase Preferred Stock of Tripod have been assumed by the Company and converted into warrants to purchase Common Stock of the Company.

   The purchase price of Tripod was allocated as follows:

   In process research and development............................. $ 7,200,000
   Developed technology, goodwill and other intangible assets......  52,219,935
   Other assets, principally cash and equipment....................   3,633,449
   Liabilities assumed.............................................  (1,603,731)
                                                                    -----------
                                                                    $61,449,653
                                                                    ===========

  Accumulated amortization on intangible assets was $15,230,814 and $4,786,827 at July 31, 1999 and 1998, respectively.

 WiseWire Corporation

  On April 30, 1998, the Company entered into an Agreement and Plan of Merger (the "Agreement") by and among the Company, Wise Acquisition Corp., a Pennsylvania corporation and a wholly-owned subsidiary of the Company ("WAC"), and WiseWire Corporation, a Pennsylvania corporation ("WiseWire"), pursuant to which WAC was merged with and into WiseWire (the "Merger"). As a result of the Merger, WiseWire became a wholly-owned subsidiary of the Company.

  The acquisition was accounted for as a purchase. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values. Results of operations for WiseWire are included with those of the Company for periods subsequent to the date of acquisition.

  In the Merger, all outstanding shares of Common Stock and Preferred Stock of WiseWire and options to purchase Common Stock of WiseWire were converted into 3,297,020 shares and options to purchase Common

                                  LYCOS, INC.

Stock of the Company. All outstanding options to purchase Common Stock of WiseWire have been assumed by the Company.

  The purchase price of WiseWire was allocated as follows:

   In process research and development............................. $ 9,080,000
   Developed technology, goodwill and other intangible assets......  30,107,698
   Other assets, principally cash and equipment....................   1,085,290
   Liabilities assumed.............................................    (857,286)
                                                                    -----------
                                                                    $39,415,702
                                                                    ===========

  Accumulated amortization on intangible assets was $7,526,925 and $1,505,385 at July 31, 1999 and 1998, respectively.

 GuestWorld, Inc.

  On June 16, 1998, the Company entered into an Agreement and Plan of Merger (the "Agreement") by and among the Company, VW Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company ("VW"), GuestWorld, Inc., a California corporation ("GuestWorld"), and all of the stockholders of GuestWorld, acquired all of the outstanding capital stock of GuestWorld through the merger of VW with and into GuestWorld (the "Merger"). As a result of the Merger, GuestWorld became a wholly-owned subsidiary of the Company.

  In the Merger, all outstanding shares of Common Stock of GuestWorld were converted into an aggregate of 252,368 shares of Common Stock of the Company. The acquisition was accounted for as a purchase. Results of operations for GuestWorld are included with those of the Company for periods subsequent to the date of acquisition.

  The purchase price of GuestWorld was allocated as follows:

   In process research and development.............................. $1,000,000
   Goodwill and other intangible assets.............................  2,830,584
   Property and equipment...........................................     50,000
   Liabilities assumed..............................................   (300,000)
                                                                     ----------
                                                                     $3,580,584
                                                                     ==========

  Accumulated amortization on intangible assets was $636,881 and $70,765 at July 31, 1999 and 1998.

 Acquisition of WhoWhere? Inc.

  On August 7, 1998, the Company entered into an Agreement and Plan of Merger (the "Agreement") by and among the Company, What Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company ("WWAC"), WhoWhere?, Inc., a California corporation ("WhoWhere?"), and certain shareholders of WhoWhere? providing for the merger of WWAC with and into WhoWhere? (the "Merger"). On August 13, 1998, the Company completed the closing of the Merger and WhoWhere? became a wholly-owned subsidiary of the Company.

                                  LYCOS, INC.

  The acquisition was accounted for as a purchase. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values. Results of operations for WhoWhere? have been included with those of the Company for periods subsequent to the date of acquisition.

  In the Merger, all outstanding shares of Common Stock and Preferred Stock of WhoWhere? were converted into an aggregate of 8,285,714 shares of Common Stock of the Company (the "Lycos Common Stock"), and all outstanding options and warrants to purchase Common Stock or Preferred Stock of WhoWhere? were assumed by the Company and became options or warrants, as the case may be, to purchase an aggregate of 2,670,488 shares of Lycos Common Stock.

  Under the terms of the Agreement and related Escrow Agreement dated August 13, 1998, an aggregate of 377,038 shares of Lycos Common Stock and options and warrants to purchase an additional 133,540 shares of Lycos Common Stock will be held in escrow for the purpose of indemnifying the Company against certain liabilities of WhoWhere? and its stockholders. The escrow expires on August 13, 1999.

  The purchase price of WhoWhere? was allocated as follows:

   Goodwill and other intangible assets........................... $161,322,174
   Other assets, principally cash and equipment...................    8,117,977
   Liabilities assumed............................................  (10,381,288)
                                                                   ------------
                                                                   $159,058,863
                                                                   ============

  Accumulated amortization on intangible assets was $30,937,080 at July 31, 1999.

 Acquisition of Wired Ventures, Inc.

  On October 5, 1998, the Company entered into an Agreement and Plan of Merger (the "Agreement") by and among the Company and Wired Ventures, Inc., a California corporation ("Wired"). On June 30, 1999, the Company completed the closing of the Merger and Wired became a wholly-owned subsidiary of the Company.

  The acquisition was accounted for as a purchase. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values. Results of operations for Wired have been included with those of the Company for periods subsequent to the date of acquisition.

  In the Merger, all outstanding shares of Common Stock and Preferred Stock of Wired were converted into an aggregate of 6,192,848 shares of Common Stock of the Company (the "Lycos Common Stock"). All outstanding options to purchase Common Stock of Wired have been assumed by the Company and converted into options to purchase Common Stock of the Company.

  Under the terms of the Agreement and related Escrow Agreement dated June 30, 1999, an aggregate of 203,103 shares of Lycos Common Stock will be held in escrow for the purpose of indemnifying the Company against certain liabilities of Wired and its stockholders. The escrow expires on June 30, 2000.

  The purchase price of Wired was allocated as follows:

   Goodwill and other intangible assets........................... $268,000,000
   Other assets, principally cash and equipment...................   38,915,414
   Liabilities assumed............................................  (16,017,346)
                                                                   ------------
                                                                   $290,898,068
                                                                   ============

                                  LYCOS, INC.

  Accumulated amortization on intangible assets was $4,466,667 at July 31, 1999.

 Acquisition of Internet Music Distribution, Inc.

  On July 17, 1999, the Company entered into an Agreement and Plan of Merger (the "Agreement") by and among the Company and Internet Music Distribution, Inc., a California corporation ("IMDI"). On July 27, 1999 the Company completed the closing of the Merger and IMDI became a wholly-owned subsidiary of the Company.

  The acquisition was accounted for as a purchase. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values. Results of operations for IMDI have been included with those of the Company for periods subsequent to the date of acquisition.

  All outstanding shares of Common Stock of IMDI were converted into an aggregate of 1,106,094 shares of Common Stock of the Company. Terms of the merger also provide for future purchase payments, not to exceed $15,000,000, contingent upon unique user downloads of the Sonique Player. The Company has retained security interests in certain Common Stock that was issued in this transaction.

  The purchase price of IMDI was allocated as follows:

   Goodwill and other intangible assets............................ $50,000,000
   Other assets, principally cash and equipment....................      78,400
   Liabilities assumed.............................................  (1,090,266)
                                                                    -----------
                                                                    $48,988,134
                                                                    ===========

  Accumulated amortization on intangible assets was not significant at July 31, 1999.

 Pooling-of-Interests Merger with Gamesville, Inc.

  On December 3, 1999 Lycos issued 3,605,044 shares of its common stock in exchange for all of the outstanding shares of Gamesville, Inc. This business combination has been accounted for as a pooling-of-interests combination. The results of operations for the separate companies and the combined amounts presented in the consolidated financial statements are as follows:

                                                 Year Ended July 31,
                                        ---------------------------------------
                                            1999          1998         1997
                                        ------------  ------------  -----------
   Net Revenues:
    Lycos.............................  $135,520,826  $ 56,060,305  $22,273,042
    Gamesville........................     3,019,107     1,085,981      250,991
                                        ------------  ------------  -----------
                                        $138,539,933  $ 57,146,286  $22,524,033
                                        ============  ============  ===========
   Net Income (Loss):
    Lycos.............................  $(52,043,564) $(28,439,484) $(6,619,190)
    Gamesville........................       (38,223)      125,717     (429,469)
                                        ------------  ------------  -----------
                                        $(52,081,787) $(28,313,767) $(7,048,659)
                                        ============  ============  ===========

 In-Process Research and Development

  In connection with the acquisitions of Tripod, WiseWire and GuestWorld, the Company recorded an in process research and development charge of $17.3 million representing purchased in-process research and development that has not yet reached technological feasibility and has no alternative future use. The Company's

                                  LYCOS, INC.

management made certain assessments with respect to the determination of all identifiable assets resulting from, or to be used in, research and development activities as of the respective acquisition dates. Each of these activities was evaluated as of the respective acquisition dates so as to determine their stage of development and related fair value. The Company's review, as of the acquisition date, indicated that the in-process research and development had not reached a state of technological feasibility and evidenced no alternative future use. In the case of in-process projects, the Company made estimates to quantify the cost-to-complete for each project, identifying the project date of introduction, the estimated life of the project, the project's "fit" within the Company's own in-process research projects, the revenues to be generated in each future period and the corresponding operating expenses and other charges to apply to this revenue stream. In order to determine the value of the earnings stream attributable to the in-process research and development, the excess earnings from the projects were calculated by deducting the earnings stream attributable to all other assets including working capital and tangible assets. Based upon these assumptions, after-tax cash flows attributable to the in-process project(s) were determined, appropriately discounted back to its respective net present value, taking into account the uncertainty surrounding the successful development of the purchased in-process technology.

  In the Tripod and WiseWire acquisitions, the in-process research and development projects were valued using an Income Approach, which included the application of a discounted future earnings (excess earnings) methodology. In both methodologies, the value of the in-process technology is comprised of the total present value of the future earnings stream attributable to the technology throughout its anticipated life. As a basis for the valuation process, the Company made estimates of the revenue stream to be generated in each future period and the corresponding operating expenses and other charges to apply to this revenue stream. In order to determine the value of the earnings stream that was specifically attributable to the in-process technology, the excess earnings of the projects were calculated by deducting the earnings streams attributable to all other assets, including working capital and tangible assets. Based upon these assumptions, the future after-tax income streams relating to the in-process technologies were discounted to present value using a risk adjusted discount rate that reflected the uncertainty involved in successfully completing and commercializing the in-process technologies.

  The significant assumptions used as a basis for the in-process research and development valuations include: future revenues and expenses forecasted for each project; future working capital needs; estimated costs to complete; date of project completion and product launch; and the probability and risk of project completion as reflected in the discount rate selected to compute net present values.

  The period in which material net cash inflows from significant projects was expected to commence was within three to six months or less after the respective acquisition dates of Tripod and WiseWire. In the case of the Tripod acquisition, the projects required an additional four months beyond the initial time estimate to complete the in-process technology. In the case of the WiseWire acquisition, the in-process technology was completed in December 1998.

  In the case of Tripod, management does believe that other intangible assets had been created at the acquisition date. As a result, in addition to valuing in-process research and development, management has also allocated a proportion of the purchase price, based on their respective fair values, to existing technology employed in the creation and management of pods as well as to other intangible assets associated with the existing community members.

  WhoWhere? offers an array of products that allow users to locate home addresses, e-mail addresses and phone numbers. In addition, through its MailCity product, WhoWhere? also offers its users free, personalized, web-based e-mail. Identifiable assets at the acquisition date consisted primarily of developed technology, and projects under development at that time were determined to be enhancements or refinements to existing developed technologies. As a result, management determined that there was no technology which would qualify for in-process research and development.

                                  LYCOS, INC.

  Wired offers search capabilities through HotBot, a popular search and navigation site. Wired licenses the HotBot principal technology and subsequent enhancements from a third party. Other Wired properties, which include Wired News, HotWired and Suck.com provide online content. Wired either produces, licenses or purchases this content. Based upon the nature of Wired businesses, management determined the Company does not possess any significant technology assets nor was there any technology which would qualify for in-process research and development.

  Management assessed the fair market value in continued use of Internet Music Distributors, Inc. assets to serve as a basis for allocation of purchase price. It was determined that intangible assets consisted of developed technology and the Company's trade name, Sonique. Each identifiable asset was analyzed and valued based upon an Income Approach. In performing its assessment, management determined there was no in-process research and development.

 Pro Forma Financial Information

  The following unaudited pro forma financial information presents the combined results of operations of Lycos, Wired, WhoWhere? and IMDI as if the acquisitions had occurred as of the beginning of fiscal 1999 and 1998, after giving effect to certain adjustments, including amortization of goodwill and other intangible assets. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had Lycos, Wired, WhoWhere? and IMDI constituted a single entity during such period.

                                                      Pro forma year ended
                                                            July 31,
                                                   ----------------------------
                                                       1999           1998
                                                   -------------  -------------
                                                           (Unaudited)
   Revenues....................................... $ 162,350,961  $  78,308,286
   Net loss....................................... $(133,922,717) $(103,165,767)
   Loss per share................................. $       (1.51) $       (1.29)

5. Accrued Expenses

  Accrued expenses consist of the following:

                                                         July 31,    July 31,
                                                           1999        1998
                                                        ----------- -----------
   Compensation and benefits........................... $ 7,430,112 $ 2,262,015
   Advertising and royalties...........................   3,691,320   9,021,716
   Professional fees...................................   3,730,144   1,262,351
   Other...............................................   7,785,175   4,730,275
                                                        ----------- -----------
                                                        $22,636,751 $17,276,357
                                                        =========== ===========

6. Commitments and Contingencies

  The Company leases its facilities and certain other equipment under operating lease agreements expiring through 2007. Future noncancelable minimum payments as of July 31, 1999 under these leases for each fiscal year end are as follows:

   2000............................................................. $14,576,370
   2001.............................................................   9,480,535
   2002.............................................................   4,764,682
   2003.............................................................   2,249,081
   2004 and thereafter..............................................   3,520,695
                                                                     -----------
                                                                     $34,591,363
                                                                     ===========

                                  LYCOS, INC.

  Rent expense under non-cancellable operating leases was $12,079,289, $5,079,128, and $2,104,478 for the years ended July 31, 1999, 1998 and 1997, respectively.

7. Stockholders' Equity

 Stock Splits

  In July 1998, the Company's Board of Directors approved a two-for-one common stock split. On August 25, 1998, shareholders received one additional share for every share held on August 14, 1998 (the record date).

  In May 1999, the Company's Board of Directors approved a two-for-one common stock split. On July 26, 1999, shareholders received one additional share for every share held on July 16, 1999 (the record date). All share and per share numbers in these supplemental consolidated financial statements and notes thereto have been adjusted for all periods presented to reflect the two-for-one common stock splits.

 Secondary Offering

  On June 4, 1998, the Company completed a secondary offering of its common stock in which 9,000,000 of the Company's shares were sold under a registration statement filed with the SEC. Of the 9,000,000 shares sold, 8,000,000 shares were sold by the Company and 1,000,000 were sold by CMGI. The Company did not receive any proceeds from the sale of shares by CMGI. Proceeds to the Company were approximately $95 million, before deduction of expenses payable by the Company of $350,000. The Underwriters exercised an option to purchase 1,350,000 additional shares of Common Stock, resulting in additional proceeds to the Company of approximately $16 million.

 1995 Stock Option Plan

  During 1995, the Company adopted the 1995 Stock Option Plan (the "1995 Plan") under which nonqualified stock options to purchase common stock may be granted to officers and other key employees. Under the Plan, options to purchase 4,000,000 shares of common stock may be granted at an exercise price determined by the Board of Directors. Options granted under the 1995 Plan vest over a five year period from date of grant, except that the vesting of certain options are subject to acceleration upon the occurrence of certain events. Options under the 1995 Plan expire six years from date of grant. The total weighted average contractual life of options outstanding at July 31, 1999 was
2.3 years.

                                  LYCOS, INC.

  A summary of option activity under the 1995 Plan is as follows:

                                                                       Weighted-
                                                                        Average
                                                           Number of   Exercise
                                                            Options      Price
                                                           ----------  ---------
Outstanding at July 31, 1996..............................  3,905,104    $1.48
  Granted.................................................    320,000     3.60
  Exercised...............................................   (203,200)    0.02
  Terminated..............................................   (382,688)    0.86
                                                           ----------
Outstanding at July 31, 1997..............................  3,639,216     1.37
                                                           ----------
  Granted.................................................        --       --
  Exercised............................................... (1,260,368)    0.17
  Terminated..............................................   (424,160)    0.63
                                                           ----------
Outstanding at July 31, 1998..............................  1,954,688     1.56
                                                           ----------
  Granted.................................................        --       --
  Exercised...............................................   (274,880)    0.67
  Terminated..............................................     (7,200)    0.58
                                                           ----------
Outstanding at July 31, 1999..............................  1,672,608    $1.71
                                                           ----------
Exercisable at July 31, 1999..............................  1,061,440    $1.68
                                                           ==========

  The following table summarizes information about the Company's stock options outstanding at July 31, 1999.

                             Options Outstanding            Options Exercisable
                     ------------------------------------ ------------------------
                                     Weighted-
      1995 Stock                      Average
        Option                       Remaining  Weighted-                Weighted-
    Plan Range of        Number     Contractual  Average      Number      Average
       Exercise      Outstanding at    Life     Exercise  Exercisable at Exercise
        Prices       July 31, 1999    (years)     Price   July 31, 1999    Price
    -------------    -------------- ----------- --------- -------------- ---------
      $0.01 - $0.58      584,272        2.0       $0.01       329,744      $0.01
      $2.40 - $2.40      882,336        2.5       $2.40       705,696      $2.40
      $2.84 - $3.97      206,000        2.2       $3.56        26,000      $3.37
                       ---------                            ---------
                       1,672,608                            1,061,440
                       =========                            =========

  Pursuant to the License Agreement, CMG@Ventures has agreed to sell to the Company a number of shares of common stock equal to the shares issuable upon exercise of options granted under the 1995 Plan prior to the initial public offering at a price equal to the exercise price of the options as such options are exercised.

  The Company has recorded deferred compensation expense of approximately $610,000 for the difference between the grant price and the estimated fair value (determined by independent valuations or by reference to third party transactions) of certain of the Company's stock options granted. This amount is being amortized over the vesting period of the individual options on a straight-line basis, determined separately for each portion of the options that vest in each year. Deferred compensation expense recognized for the year ended July 31, 1999, 1998 and 1997 was approximately $70,906, $47,000 and $142,000, respectively.

 1996 Stock Option Plan

  On February 2, 1996, the 1996 Stock Option Plan (the "1996 Plan") was adopted by the Board of Directors. Pursuant to the 1996 Plan, 4,000,000 shares of common stock may be issued upon exercise of options. On

                                  LYCOS, INC.

June 27, 1997, the Company's Board of Directors voted to authorize an additional 8,800,000 shares for grant under the 1996 Plan. On September 9, 1998 the Company's Board of Directors voted to authorize an additional 12,000,000 shares for grant under the 1996 Plan. Additionally, the Board of Directors approved an amendment to the 1996 Plan, which provides that the shares authorized under the 1996 Plan will increase annually, beginning on August 1, 1999, in an amount equal to 5% of the Company's issued and outstanding shares as of each fiscal year end.

  Under the 1996 Plan, incentive stock options may be granted to employees and officers of the Company and non-qualified stock options may be granted to consultants, employees and officers of the Company. The exercise price of such incentive stock options cannot be less than the fair market value of the common stock on the date of grant, or less than 110% of fair market value in the case of employees or officers holding 10% or more of the voting stock of the Company. The Compensation Committee of the Board of Directors has the authority to select optionees and to determine the terms of the options granted. Options granted under the 1996 Plan on June 30, 1999 or prior generally vest over a five year period from date of grant. Options granted under the 1996 Plan on July 1, 1999 or later generally vest over a four year period from date of grant. Options under the 1996 Plan expire ten years from the date of grant and certain options are subject to acceleration of vesting upon the occurrence of certain events. The total weighted average contractual life of options outstanding at July 31, 1999, was 8.2 years.

  A summary of option activity under the 1996 Plan is as follows:

                                                                    Weighted-
                                                      Number of      Average
                                                       Options    Exercise Price
                                                      ----------  --------------
Outstanding at July 31, 1996.........................    212,000      $ 3.92
  Granted............................................  4,999,688        2.99
  Exercised..........................................        --          --
  Terminated.........................................   (457,600)       3.29
                                                      ----------
Outstanding at July 31, 1997.........................  4,754,088        2.97
                                                      ----------
  Granted............................................  6,895,800       11.30
  Exercised..........................................   (709,192)       2.90
  Terminated.........................................   (716,400)       4.07
                                                      ----------
Outstanding at July 31, 1998......................... 10,224,296        7.68
                                                      ----------
  Granted............................................ 13,429,588       38.51
  Exercised.......................................... (1,491,960)       6.89
  Terminated......................................... (1,071,300)      13.70
                                                      ----------
Outstanding at July 31, 1999......................... 21,090,624      $27.06
                                                      ==========
Exercisable at July 31, 1999.........................    845,843      $ 8.02
                                                      ==========

                                  LYCOS, INC.

  The following table summarizes information about the Company's stock options outstanding at July 31, 1999.

                                  Options
                                Outstanding                Options Exercisable
                   ------------------------------------- ------------------------
                                   Weighted-
                                    Average    Weighted-                Weighted-
1996 Stock Option      Number      Remaining    Average      Number      Average
  Plan Range of    Outstanding at Contractual  Exercise  Exercisable at Exercise
 Exercise Prices   July 31, 1999  Life (years)   Price   July 31, 1999    Price
-----------------  -------------- ------------ --------- -------------- ---------
 $0.01 - $1.45          100,000       7.0       $ 1.45       40,000      $ 1.45
 $1.46 - $2.59          786,814       7.1       $ 2.24       79,601      $ 2.26
 $2.59 - $2.79          539,950       6.7       $ 2.77       67,750      $ 2.77
 $2.79 - $3.94          668,300       7.4       $ 3.11       89,900      $ 3.04
 $3.94 - $5.38        2,054,932       7.8       $ 4.32      245,892      $ 4.28
 $5.38 - $12.50       2,350,900       8.0       $ 9.83       75,500      $ 9.74
$12.51 - $25.00       5,735,166       7.9       $14.43      207,200      $15.35
$25.01 - $40.00         818,000       9.0       $29.62       40,000      $28.03
$40.01 - $55.00       5,258,686       8.9       $46.57          --          --
$55.01 - $65.50       2,777,876       9.4       $65.27          --          --
                     ----------                             -------
                     21,090,624                             845,843
                     ==========                             =======

  In September 1996, the Company canceled 338,928 options previously granted to employees under the 1995 Plan and 1996 Plan at various exercise prices and granted an equivalent number of additional options to those same employees pursuant to the 1996 Plan at an exercise price of $2.40 per share. No compensation expense was recognized by the Company as the exercise price of these options on the date of grant was at or above fair market value.

 1995 Tripod Stock Option Plan

  In connection with the acquisition of Tripod, the Company assumed the 1995 Stock Option Plan under which incentive stock options and nonqualified stock options to purchase common stock may be granted to officers, key employees and advisors. Under the Plan, options to purchase 735,852 shares of common stock were reserved for grants. Options under the 1995 Tripod Stock Option Plan vest over a four year period from date of grant. Options under the 1995 Tripod Stock Option Plan expire ten years from the date of grant. The total weighted-average contractual life of options outstanding at July 31, 1999 was approximately 8.3 years.

  A summary of option activity under the 1995 Tripod Stock Option Plan is as follows:

                                                                    Weighted-
                                                       Number of     Average
                                                        Options   Exercise Price
                                                       ---------  --------------
Outstanding at February 12, 1998......................  735,852       $0.33
  Granted.............................................      --          --
  Exercised........................................... (268,984)       0.32
  Terminated..........................................  (49,640)       0.41
                                                       --------
Outstanding at July 31, 1998..........................  417,228        0.32
                                                       --------
  Granted.............................................      --          --
  Exercised........................................... (220,766)       0.31
  Terminated..........................................  (76,264)       0.37
                                                       --------
Outstanding at July 31, 1999..........................  120,198       $0.31
                                                       ========
Exercisable at July 31, 1999..........................   38,628       $0.31
                                                       ========

                                  LYCOS, INC.

  The following table summarizes information about stock options outstanding under the 1995 Tripod Stock Option Plan at July 31, 1999:

                                  Options Outstanding             Options Exercisable
                         ------------------------------------- --------------------------
                                         Weighted-
Tripod 1995 Stock Option                  Average    Weighted-                  Weighted-
 Plan Range of Exercise      Number      Remaining    Average       Number       Average
         Prices          Outstanding at Contractual  Exercise    Exercisable    Exercise
------------------------ July 31, 1999  Life (years)   Price   at July 31, 1999   Price
                         -------------- ------------ --------- ---------------- ---------
     $0.25 - $0.38          119,592          8.2       $0.31        38,628        $0.31
     $0.38 - $1.00              606         10.4       $0.77           --         $0.77
                            -------                                 ------
                            120,198                                 38,628
                            =======                                 ======

 1995 and 1996 WiseWire Stock Option Plans

  In connection with the acquisition of WiseWire, the Company assumed the 1995 and 1996 Stock Option Plan under which incentive stock options and nonqualified stock options to purchase common stock may be granted to officers, key employees and advisors. Under these plans, the Company may grant either incentive stock options or non-qualified stock options. The employee plan was adopted in 1995 and is restricted to Company employees. These options generally have a term of ten years from the date of grant with 20% vesting after a brief probationary period and the remainder vesting over a four-year period. The non-employee plan was adopted in 1996 and is intended primarily for directors or other non-employees. Options granted under the non-employee plan typically vest immediately. The total weighted average contractual life of options outstanding under the 1995 and 1996 WiseWire Stock Option Plans at July 31, 1999 was approximately 6.9 and 7.4 years, respectively.

  A summary of option activity under the 1995 WiseWire Stock Option Plan is as follows:

                                                                    Weighted-
                                                       Number of     Average
                                                        Options   Exercise Price
                                                       ---------  --------------
Outstanding at April 30, 1998.........................   420,548      $1.34
  Granted.............................................       --         --
  Exercised...........................................  (126,048)      1.01
  Terminated..........................................   (54,192)      3.19
                                                       ---------
Outstanding at July 31, 1998..........................   240,308       1.35
                                                       ---------
  Granted.............................................       --         --
  Exercised...........................................  (139,016)      0.98
  Terminated..........................................   (33,678)      1.92
                                                       ---------
Outstanding at July 31, 1999..........................    67,614      $1.82
                                                       =========
Exercisable at July 31, 1999..........................     8,579      $2.91
                                                       =========

                                  LYCOS, INC.

   The following table summarizes information about stock options outstanding under the 1995 WiseWire Stock Option Plan at July 31, 1999:

                                       Options
                                     Outstanding                 Options Exercisable
                        ------------------------------------- --------------------------
                                        Weighted-
        WiseWire                         Average    Weighted-                  Weighted-
   1995 Stock Option        Number      Remaining    Average       Number       Average
 Plan Range of Exercise Outstanding at Contractual  Exercise    Exercisable    Exercise
         Prices         July 31, 1999  Life (years)   Price   at July 31, 1999   Price
----------------------  -------------- ------------ --------- ---------------- ---------
    $0.50 - $ 1.00          38,414         7.0        $0.67        5,401         $0.67
    $2.50 - $26.88          29,200         6.9        $3.33        3,178         $6.72
                            ------                                 -----
                            67,614                                 8,579
                            ======                                 =====

   A summary of option activity under the 1996 WiseWire Stock Option Plan is as follows:

                                                                    Weighted-
                                                        Number of    Average
                                                         Options  Exercise Price
                                                        --------- --------------
Outstanding at April 30, 1998..........................   42,068      $6.60
  Granted..............................................      --         --
  Exercised............................................      --         --
  Terminated...........................................  (26,932)      6.55
                                                         -------
Outstanding at July 31, 1998...........................   15,136       6.68
                                                         -------
  Granted..............................................      --         --
  Exercised............................................   (4,964)      6.68
  Terminated...........................................      --         --
                                                         -------
Outstanding at July 31, 1999...........................   10,172      $6.68
                                                         =======
Exercisable at July 31, 1999...........................   10,172      $6.68
                                                         =======

   The following table summarizes information about stock options outstanding under the 1996 WiseWire Stock Option Plan at July 31, 1999:

                                 Options Outstanding             Options Exercisable
                        ------------------------------------- --------------------------
                                        Weighted-
        WiseWire                         Average    Weighted-                  Weighted-
   1996 Stock Option        Number      Remaining    Average       Number       Average
 Plan Range of Exercise Outstanding at Contractual  Exercise    Exercisable    Exercise
         Prices         July 31, 1999  Life (years)   Price   at July 31, 1999   Price
----------------------  -------------- ------------ --------- ---------------- ---------
    $5.35 - $8.02           10,172         7.4        $6.68        10,172        $6.68
                            ======                                 ======

 1995 WhoWhere? Stock Option Plan

   In connection with the acquisition of WhoWhere?, the Company assumed the 1995 Stock Option Plan under which incentive stock options and nonqualified stock options to purchase common stock may be granted to officers, key employees and advisors. Under this plan, the Company may grant either incentive stock options or non-qualified stock options. These options vest over a four year period from date of grant. These options generally have a term of ten years from the date of grant. Upon consummation of the acquisition of WhoWhere? by the Company, vesting of all outstanding options accelerated by six months. The total weighted average contractual life of options outstanding under the 1995 WhoWhere? Stock Option Plans at July 31, 1999 was approximately
6.4 years.

                                  LYCOS, INC.

   A summary of option activity under the 1995 WhoWhere? Stock Option Plan is as follows:

                                                                    Weighted-
                                                       Number of     Average
                                                        Options   Exercise Price
                                                       ---------  --------------
Outstanding at August 13, 1998........................ 1,922,784      $4.01
  Granted.............................................       --         --
  Exercised...........................................  (869,126)      2.95
  Terminated..........................................  (439,764)      3.40
                                                       ---------
Outstanding at July 31, 1999..........................   613,894      $5.94
                                                       =========
Exercisable at July 31, 1999..........................   211,729      $6.47
                                                       =========

   The following table summarizes information about stock options outstanding under the 1995 WhoWhere? Stock Option Plan at July 31, 1999:

                                Options
                              Outstanding                 Options Exercisable
                  ------------------------------------ --------------------------
    WhoWhere                      Weighted-
   1995 Stock                      Average
     Option                       Remaining  Weighted-                  Weighted-
 Plan Range of        Number     Contractual  Average       Number       Average
    Exercise      Outstanding at    Life     Exercise    Exercisable    Exercise
     Prices       July 31, 1999    (years)     Price   at July 31, 1999   Price
----------------  -------------- ----------- --------- ---------------- ---------
 $0.01 - $0.50        59,988         7.6      $ 0.46        26,984       $ 0.46
 $0.51 - $6.55       242,562         7.8      $ 1.96        59,486       $ 1.68
  $6.56 - $13.10     311,344         5.1      $10.10       125,259       $10.04
                     -------                               -------
                     613,894                               211,729
                     =======                               =======

 Gamesville 1999 and 1997 Stock Option Plans

   In connection with the acquisition of Gamesville, the Company assumed the 1999 and 1997 Stock Option Plans under which incentive stock options and nonqualified stock options to purchase common stock may be granted to officers, employees, directors, consultants and advisors. Options under the Stock Option Plans vest over periods of one to four years from date of grant and expire ten years from the date of grant. The weighted average exercise price for these shares was $4.07 at July 31, 1999. The total weighted-average contractual life of options outstanding at July 31, 1999 was approximately
9.18 years.

   A summary of option activity under the Gamesville Stock Option Plans is as follows:

                                                                    Weighted-
                                                        Number of    Average
                                                         Options  Exercise Price
                                                        --------- --------------
   Outstanding at December 31, 1997....................      --         --
     Granted...........................................   47,834      $2.20
     Exercised.........................................      --         --
     Terminated........................................      --         --
                                                         -------
   Outstanding at July 31, 1998........................   47,834       2.20
     Granted...........................................  277,572       4.39
     Exercised.........................................      --         --
     Terminated........................................      --         --
                                                         -------
   Outstanding at July 31, 1999........................  325,406      $4.07
                                                         =======
   Exercisable at July 31, 1999........................   32,204      $3.52
                                                         =======

                                  LYCOS, INC.

                                   Options Outstanding                      Options Exercisable
                     ------------------------------------------------ -------------------------------
     Gamesville                     Weighted-Average
    Stock Option         Number        Remaining                          Number
    Plan Range of    Outstanding at   Contractual    Weighted-Average Exercisable at Weighted-Average
   Exercise Prices   July 31, 1999    Life (years)    Exercise Price  July 31, 1999   Exercise Price
   ---------------   -------------- ---------------- ---------------- -------------- ----------------
        $2.20            47,834           8.5             $2.20           12,642          $2.20
        $4.39           277,572           9.3             $4.39           19,562          $4.39
                        -------                                           ------
                        325,406                                           32,204
                        =======                                           ======

 1996 Non-Employee Director Stock Option Plan

   On February 2, 1996, the 1996 Non-Employee Director Stock Option Plan (the "Director Plan") was approved by the Board of Directors. The Director Plan authorizes the issuance of a maximum of 400,000 shares of common stock. The Director Plan is administered by the Board of Directors. Under the Director Plan each non-employee director first elected to the Board of Directors after the completion of the initial public offering will receive an option for 10,000 shares on the date of his or her election. The exercise price per share for all options granted under the Director Plan will be equal to the fair market value of the common stock as of the date of grant. All options vest in three equal installments beginning on the first anniversary of the date of grant. Options under the Director Plan will expire ten years from the date of grant and are exercisable only while the optionee is serving as a director of the Company. As of July 31, 1999, 120,000 options had been granted at an exercise price of $2.88 and $4.50 per share and remained outstanding under the Director Plan, of which 93,334 were exercisable.

 1996 Employee Stock Purchase Plan

   On February 2, 1996, the 1996 Employee Stock Purchase Plan ("1996 Purchase Plan") was adopted by the Company's Board of Directors. The 1996 Purchase Plan authorizes the issuance of a maximum of 1,000,000 shares of common stock and is administered by the Compensation Committee of the Board of Directors. All employees of the Company who have completed six months of service with the Company are eligible to participate in the 1996 Purchase Plan with the exception of those employees who own 5% or more of the Company's stock and directors who are not employees of the Company may not participate in this plan. Employees elect to have deducted from 1%-10% of their base compensation. The exercise price for the option is the lesser of 85% of the fair market value of the common stock on the first or last business day of the purchase period (6 months). An employee's rights under the 1996 Purchase Plan terminate upon his or her voluntary withdrawal from the Plan at any time or upon termination of employment.

 Stock-Based Compensation

   The Company has adopted the disclosure provisions of SFAS No. 123 with respect to its stock-based compensation. The effects of applying SFAS No. 123 in this pro forma disclosure may not be representative of the effects on reported income or loss for future years. SFAS 123 does not apply to awards prior to 1995. The Company anticipates additional awards in future years. Had compensation cost for the Company's stock-based compensation plans been determined based on the grant date fair value in accordance with SFAS 123, the Company's net loss and net loss per share for the years ended July 31, 1999, 1998 and 1997 would have been increased to the pro forma amounts indicated below:

                                    As Reported                   Pro Forma
                            ---------------------------- -----------------------------
                              Net Loss    Loss Per Share   Net Loss     Loss Per Share
                            ------------  -------------- -------------  --------------
   Year ended July 31,
    1999................... $(52,081,787)     $(0.59)    $(133,616,782)     $(1.51)
   Year ended July 31,
    1998................... $(28,313,767)     $(0.44)    $ (35,448,839)     $(0.55)
   Year ended July 31,
    1997................... $ (7,048,659)     $(0.12)    $  (9,588,118)     $(0.17)

                                  LYCOS, INC.

   The grant date fair value of each stock option was estimated using the Black-Scholes option-pricing model with the following assumptions: expected life of four years for 1999, 1998 and 1997; volatility of 115% for 1999, 100% for 1998 and 70% for 1997; dividend yield of 0% for 1999, 1998 and 1997; weighted average risk-free interest rate of 6.00% in 1999, 5.48% in 1998 and 6.25% in 1997. The weighted average grant date fair values of options granted in 1999, 1998 and 1997 were $8.24, $2.44 and $0.81, respectively.

8.Income Taxes

   The actual tax expense for 1999, 1998 and 1997 differs from "expected" tax expense (benefit), computed by applying the statutory U.S. Federal corporate tax rate of 34% to earnings before income taxes, as follows:

                                                       Year Ended July 31,
                                                     --------------------------
                                                       1999     1998     1997
                                                     --------  -------  -------
                                                          (In thousands)
   Computed "expected" tax benefit.................  $(17,660) $(9,626) $(2,396)
   Nondeductible amounts and other differences:
     In Process Research and Development...........       --     5,875      --
     Goodwill amortization.........................    16,881    2,301      --
     Tax on conversion of S Corporation to C
      Corporation..................................       138      --       --
     S Corportion (earnings) losses not (taxed)
      benefited....................................       --       (43)     145
     Other.........................................        91       85     (326)
   Change in valuation allowance for deferred taxes
    allocated to income tax expense................       688    1,408    2,577
                                                     --------  -------  -------
                                                     $    138  $   --   $   --
                                                     ========  =======  =======

   At July 31, 1999 and 1998 deferred income tax assets and liabilities result from temporary differences in the recognition of income and expense for tax and financial reporting purposes. The sources and tax effects of these temporary differences are presented below:

                                                                July 31,
                                                            ------------------
                                                              1999      1998
                                                            --------  --------
                                                             (In thousands)
Deferred tax liabilities:
  Book over tax basis of developed technology.............. $  5,259  $  2,806
  Financial basis in excess of income tax basis of
   available-for-sale securities...........................   12,582       --
                                                            --------  --------
Total deferred liabilities.................................   17,841     2,806
                                                            --------  --------
Deferred tax assets:
  Deferred Revenue.........................................    2,086     2,169
  Reserves.................................................    4,977     2,307
  Tax in excess of book basis for differences in equity
   investments.............................................   (2,410)    2,164
  Net operating losses and credit carryforwards............   57,050    15,979
  Other....................................................    2,501       594
                                                            --------  --------
Total gross deferred tax assets............................   64,204    23,213
Less valuation allowance...................................  (46,501)  (20,407)
                                                            --------  --------
Net deferred tax asset.....................................   17,703     2,806
                                                            --------  --------
Net deferred income taxes.................................. $   (138) $    --
                                                            ========  ========

                                  LYCOS, INC.

   In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some or all of the deferred tax asset will not be realized. The Company believes that sufficient uncertainty exists regarding the realizability of the deferred tax assets such that valuation allowances of $46,501,000 and $20,407,000 for July 31, 1999 and 1998 respectively, have been established for deferred tax assets.

   At July 31, 1999, the Company had approximately $151,418,000 of federal and state net operating loss carryforwards which will begin to expire in 2007 for federal purposes and 2004 for state purposes. Utilization of the net operating losses may be subject to an annual limitation imposed by change in ownership provisions of Section 382 of the Internal Revenue Code and similar state provisions.

   In accordance with FAS 109, the accounting for the tax benefits of acquired deductible temporary differences, which are not recognized at the acquisition date because a valuation allowance is established, and recognized subsequent to the acquisitions will be applied first to reduce to zero, any goodwill and other noncurrent intangible assets related to the acquisitions. Any remaining benefits would be recognized as reduction of income tax expense. As of July 31, 1999, $21,098,000 of the Company's deferred asset pertains to acquired companies, the future benefits of which will be applied first to reduce to zero any goodwill and other noncurrent intangible assets related to the acquisitions prior to reducing the Company's income tax expense. Deferred tax assets and related valuation allowance of approximately $23,370,000 relate to certain operating loss carryforwards resulting from the exercise of employee stock options, the tax benefit of which, when recognized, will be accounted for as a credit to additional paid-in capital rather than a reduction of income tax.

   The Company's deferred tax liability relates solely to the difference in bases of acquired assets as well as the tax effects of unrealized gains of available-for-sale securities. A portion or all of net operating loss carryforwards which can be utilized in any year may be limited by changes in ownership of the Company, pursuant to Section 382 of the Internal Revenue Code and similar statutes.

9. Related Party Transactions

   In connection with the formation of the Company, the Company, Carnegie Mellon University ("CMU"), CMG@Ventures and CMGI entered into a license agreement ("License Agreement") pursuant to which CMU granted the Company a perpetual, exclusive (with certain limited exceptions), worldwide license to use the Lycos Internet search and indexing technology and the Lycos Catalog. The Company paid licensing fees and additional payments equal to 50% of certain cash receipts, as defined, totaling approximately $1,250,000. All amounts due under the License Agreement were paid as of July 31, 1996. The Company also issued 4,000,000 shares of common stock in connection with this Agreement. The License Agreement was fully amortized as of July 31, 1998.

   On February 9, 1996, the Company sold 366,320 shares and 160,000 shares of common stock and options to acquire 238,904 shares and 104,344 shares of Common Stock to CMU and Dr. Michael Mauldin, respectively, for an aggregate purchase price of $328,950, pursuant to the exercise of preemptive rights granted to these parties in the License Agreement. These preemptive rights were exercised in connection with the issuance of shares of common stock pertaining to the Company's acquisition of Point Communications on October 12, 1995. The options granted to Dr. Mauldin and CMU have an exercise price of $0.50 per share and became fully vested upon completion of the Company's initial public offering in April 1996.

   In addition to amounts paid to CMU in connection with the License Agreement, the Company was also required to pay to CMU an additional $525,000 pursuant to two licenses granted by CMU which were assigned to the Company.

   In April 1998 the remaining carrying value of the License Agreement of approximately $831,000 was written off as it was not considered to have any remaining future economic benefit.

                                  LYCOS, INC.

10. Litigation

   In February 1999, the Company announced its intention to enter into a transaction with USA Networks, Inc. and certain affiliated companies pursuant to which, among other things, Lycos would have been merged into a subsidiary of USA Networks. In May 1999, the parties to the proposed transaction terminated the merger by mutual agreement.

   Prior to the termination, eight purported class action lawsuits were filed in the Court of Chancery for the State of Delaware in and for New Castle County by shareholders of Lycos allegedly on behalf of all common stockholders of Lycos. The complaints requested, among other things, that the proposed transaction be enjoined or that rescissionary damages be awarded to the purported class and that plaintiffs be awarded all costs and fees, including attorney's fees. Since the proposed merger was terminated, the suits have been inactive. We believe that the allegations in the complaints are without merit and, as a result of the termination of the proposed merger, are now moot.

   Also prior to the termination of the proposed merger, certain purported securities class action lawsuits were filed in the United States District Court for the District of Massachusetts. The suits, which have since been consolidated, allege, among other claims, violations of United States securities laws through alleged misrepresentations and omissions relating to the announced transaction with USA Networks. The consolidated complaint seeks an unspecified award of damages. We believe that the allegations in the consolidated complaint are without merit and intend to contest them vigorously. On October 22, 1999, we filed a motion with the court to have the lawsuit dismissed for failure to adequately allege violations of the securities laws.

   A former employee of Lycos has brought suit in Federal District Court in California, seeking compensatory and punitive damages, unpaid and lost wages, attorneys' fees and prejudgment interest based on alleged gender discrimination, harassment, retaliation, wrongful discharge, breach of implied contract, fraud, and wage and hour violations. The matter is currently scheduled for trial in March 2000. We believe that the allegations in the complaint are without merit, and we have contested, and will continue to contest, them vigorously.

   In November 1999, AIWF Trust, a former shareholder of WiseWire corporation, filed a lawsuit in the Court of Common Pleas of Allegheny County, Pennsylvania, against WiseWire, representatives of former shareholders of WiseWire, and Lycos, as WiseWire's alleged successor in interest. In this lawsuit, AIWF Trust alleged that pursuant to a 1996 subscription agreement between AIWF Trust and WiseWire, AIWF Trust was entitled to 2,500,000 shares of WiseWire common stock instead of the 25,000 shares it received. AIWF Trust seeks the equivalent of 2,500,000 shares of WiseWire in Lycos common stock, which amounts to approximately 748,000 shares of Lycos common stock. Lycos believes that the allegations in the complaint are without merit and intends to contest them vigorously. In addition, Lycos has asserted a claim against the escrow deposit created in connection with Lycos' acquisition of WiseWire, which currently contains approximately 329,000 shares of Lycos common stock.

   The Company is also subject to legal proceedings and claims which arise in the ordinary course of its business.

   In the opinion of management, the amount of ultimate liability with respect to all of the above actions will not materially affect the financial position, results of operations or cash flows of the Company.

                                  LYCOS, INC.

11. Subsequent Events (unaudited)

 Acquisition of Quote.com, Inc.

   On September 2, 1999, the Company entered into an Agreement and Plan of Merger (the Agreement) with Quote.com, Inc., a California corporation ("Quote.com") in a stock-for-stock transaction. On December 6, 1999 the Company completed the closing of the Merger and Quote.com became a wholly-owned subsidiary of the Company. The acquisition will be accounted for as a purchase. The purchase price will be allocated to the assets acquired and liabilities assumed based on their estimated fair values. Results of operations for Quote.com will be included with those of the Company for periods subsequent to the date of acquisition.

 Lycos Asia Joint Venture

   In September 1999, the Company established Lycos Asia as the basis for a joint venture agreement with Singapore Telecommunications Limited ("SingTel") to create a localized version of the Lycos Network services to be offered in Singapore, Hong Kong, China, Taiwan, India and certain other countries in Southeast Asia. The joint venture is owned 50% by Lycos and 50% by SingTel, a telecommunications provider in Singapore. The investment will be accounted for under the equity method and accordingly, the Company will recognize 50% of the net losses and profits of Lycos Asia when realized.

12. Selected Quarterly Financial Information (unaudited)

   The following table sets forth selected quarterly financial information for the years ended July 31, 1999 and 1998. The operating results for any given quarter are not necessarily indicative of results for any future period.

                             Fiscal 1999 Quarter Ended             Fiscal 1998 Quarter Ended
                         -------------------------------------  ---------------------------------
                         Oct. 31  Jan. 31   Apr. 30   Jul. 31   Oct. 31 Jan. 31 Apr. 30   Jul. 31
                         -------  --------  --------  --------  ------- ------- --------  -------
                                        (In thousands, except per share data)
Total revenues.......... $25,139  $ 31,115  $ 35,838  $ 46,448  $9,603  $12,894 $ 15,343  $19,306
Gross profit............  19,784    24,542    28,561    36,380   7,747   10,073   10,505   16,063
Net income (loss).......  (3,576)  (13,813)  (13,220)  (21,473)    243      394  (22,028)  (6,923)
Basic and diluted net
 income (loss) per
 share.................. $  (.04) $   (.16) $   (.15) $   (.22) $ 0.00  $  0.00 $   (.35) $  (.09)

                                  LYCOS, INC.

               SUPPLEMENTAL CONDENSED CONSOLIDATED BALANCE SHEETS

                                                    October 31,     July 31,
                                                       1999           1999
                                                   -------------  ------------
                                                    (Unaudited)
                      ASSETS
Current assets:
  Cash and cash equivalents....................... $ 175,325,701  $166,505,998
  Accounts receivable, net........................    29,316,878    25,830,284
  Electronic commerce and license fees receivable.    83,101,473    71,843,202
  Prepaid expenses and other current assets.......     8,170,825     8,782,844
                                                   -------------  ------------
    Total current assets..........................   295,914,877   272,962,328
                                                   -------------  ------------
Property and equipment, less accumulated
 depreciation.....................................     7,692,635     7,726,006
Electronic commerce and license fees receivable...    44,537,500    48,029,100
Investments.......................................    43,340,401    48,000,570
Deferred tax asset................................     1,020,000           --
Intangible assets, net............................   477,445,508   505,682,024
Other assets......................................     4,519,580     7,399,453
                                                   -------------  ------------
    Total assets.................................. $ 874,470,501  $889,799,481
                                                   =============  ============
       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable--current.......................... $   1,246,537  $  2,949,480
  Accounts payable................................     4,731,214     2,055,267
  Accrued expenses................................    28,716,168    22,636,751
  Deferred revenues...............................    79,354,241    64,016,249
                                                   -------------  ------------
    Total current liabilities.....................   114,048,160    91,657,747
Deferred tax liability............................           --        138,000
Notes payable.....................................     2,824,757     2,599,728
Deferred revenues.................................    42,544,375    55,934,152
                                                   -------------  ------------
                                                      45,369,132    58,671,880
Commitments and contingencies.....................           --            --
Stockholders' equity:
  Common stock....................................     1,016,858     1,003,121
  Additional paid-in capital......................   825,639,202   815,706,221
  Deferred compensation...........................       (58,169)      (75,276)
  Accumulated deficit.............................  (123,670,210)  (92,751,009)
  Treasury stock, at cost.........................    (3,286,293)   (3,286,293)
  Accumulated other comprehensive income..........    15,411,821    18,873,090
                                                   -------------  ------------
    Total stockholders' equity....................   715,053,209   739,469,854
                                                   -------------  ------------
    Total liabilities and stockholders' equity.... $ 874,470,501  $889,799,481
                                                   =============  ============

     See accompanying notes to condensed consolidated financial statements.

                                  LYCOS, INC.

          SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)

                                                        Three Months Ended
                                                           October 31,
                                                     -------------------------
                                                         1999         1998
                                                     ------------  -----------
Revenues:
  Advertising....................................... $ 38,838,955  $17,629,907
  Electronic commerce, license and other............   17,019,096    7,509,279
                                                     ------------  -----------
    Total revenues..................................   55,858,051   25,139,186
Cost of revenues....................................   11,998,365    5,390,322
                                                     ------------  -----------
    Gross profit....................................   43,859,686   19,748,864
Operating expenses:
  Research and development..........................    9,807,961    5,394,435
  Sales and marketing...............................   32,505,870   16,204,097
  General and administrative........................    7,258,072    2,607,461
  Amortization of intangible assets.................   28,236,516   11,135,885
                                                     ------------  -----------
    Total operating expenses........................   77,808,419   35,341,878
                                                     ------------  -----------
Operating loss......................................  (33,948,733) (15,593,014)
Interest income, net................................    1,871,532    1,897,214
Gain on sale of investments.........................          --    10,119,831
                                                     ------------  -----------
Loss before income taxes............................  (32,077,201)  (3,575,969)
Provision (benefit) for income taxes................   (1,158,000)         --
                                                     ------------  -----------
Net loss............................................ $(30,919,201) $(3,575,969)
                                                     ============  ===========
Basic and diluted net loss per share................ $      (0.31) $     (0.04)
                                                     ============  ===========
Shares used in computing basic and diluted net loss
 per share..........................................   99,174,362   86,097,590
                                                     ============  ===========


     See accompanying notes to condensed consolidated financial statements.

                                  LYCOS, INC.

          SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                       Three Months Ended
                                                           October 31,
                                                    --------------------------
                                                        1999          1998
                                                    ------------  ------------
Operating activities
Net loss..........................................  $(30,919,201) $ (3,575,969)
Adjustments to reconcile net loss to net cash used
 in operating activities:
  Amortization of deferred compensation...........        17,107        11,634
  Depreciation....................................     1,292,533       899,275
  Amortization of intangible assets...............    28,236,516    11,135,885
  Allowance for doubtful accounts.................     1,760,000      (107,018)
  Gain on sale of investments.....................           --    (10,119,831)
  Deferred taxes..................................    (1,158,000)          --
Changes in operating assets and liabilities:
  Accounts receivable.............................    (5,246,594)   (2,635,674)
  License fees receivable.........................    (7,766,671)     (962,810)
  Prepaid expenses and other current assets.......       612,019   (12,071,876)
  Other assets....................................     2,879,873    (1,505,584)
  Accounts payable................................     2,675,947    (3,409,808)
  Accrued expenses................................     6,079,636    (3,480,874)
  Deferred revenues...............................     1,948,215     2,557,124
                                                    ------------  ------------
Net cash provided by (used in) operating
 activities.......................................       411,380   (23,265,526)
                                                    ------------  ------------
Investing activities
Purchase of property and equipment................    (1,259,162)     (170,128)
Acquisition costs paid............................           --     (1,114,101)
Cash proceeds from sale of investment.............           --     12,158,790
Cash acquired through acquisitions................           --      1,906,467
Investment in affiliates..........................    (1,101,099)   (1,511,951)
                                                    ------------  ------------
Net cash provided by (used in) investing
 activities.......................................    (2,360,261)   11,269,077
                                                    ------------  ------------
Financing activities
Borrowings on note payable........................       762,756        40,500
Proceeds from exercise of stock options...........    11,831,894       778,953
Proceeds from issuance of common stock under ESPP.       414,604        82,522
Proceeds from note receivable.....................           --        623,438
Payments on notes payable.........................    (2,240,670)   (2,514,331)
                                                    ------------  ------------
Cash provided by (used in) financing activities...    10,768,584      (988,918)
                                                    ------------  ------------
Net increase (decrease) in cash and cash
 equivalents......................................     8,819,703   (12,985,367)
                                                    ------------  ------------
Cash and cash equivalents at beginning of period..   166,505,998   153,980,292
                                                    ------------  ------------
Cash and cash equivalents at end of period........  $175,325,701  $140,994,925
                                                    ============  ============
Schedule of non-cash financing and investing
 activities:
Issuance of common stock upon acquisition of
WhoWhere? Inc.....................................           --   $157,994,762
 Assets and liabilities recorded upon acquisition
  Of WhoWhere? Inc.;
  Accounts receivable.............................           --      2,345,834
  Prepaids........................................           --      1,302,490
  Property and equipment..........................           --      2,914,397
  Notes receivable................................           --        623,438
  Other assets....................................           --         25,351
  Notes payable...................................           --      5,185,591
  Accounts payable................................           --      1,588,709
  Accrued expenses................................           --      1,661,306
  Deferred revenues...............................           --      1,945,682

     See accompanying notes to condensed consolidated financial statements.

                                  LYCOS, INC.

       NOTES TO SUPPLEMENTAL CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

1. The Company and Basis of Presentation

   Lycos, Inc., ("Lycos" or the "Company") is a global Internet navigation and community network that offers globally branded media properties and aggregated content distributed primarily through the Web. Under the "Lycos Network" brand, Lycos provides guides to online content, aggregated third-party content, Web search and directory services and community and personalization features. Lycos seeks to draw a large number of viewers to its Websites by providing multiple destinations for identifying, selecting and accessing resources, services, content and information on the Web. The Company was formed in June 1995 by CMG@Ventures L.P., a wholly-owned subsidiary of CMGI, Inc. The Company operates in one industry segment, generating revenue from selling advertising, electronic commerce and licensing its products and services. The Company's fiscal year end is July 31.

   The restated unaudited condensed consolidated financial statements of Lycos give retroactive effect to the merger with Gamesville, Inc., which was consummated on December 3, 1999. The merger was accounted for as a pooling of interests. On December 3, 1999, each issued and outstanding share of common stock of Gamesville was converted into the right to receive 0.1822 shares of common stock of Lycos. Lycos issued 3,605,044 shares in exchange for all of the outstanding shares of Gamesville. Additionally, Lycos converted all outstanding Gamesville stock options and warrants into approximately 423,085 Lycos options and warrants. The restated unaudited consolidated financial statements reflect the combination of the historical consolidated financial statements of Lycos with the historical financial statements of Gamesville, which have been restated to reflect the same fiscal year end of Lycos. Intercompany transactions have been eliminated.

   The results of operations for the separate companies and the combined amounts presented in the unaudited supplemental condensed consolidated financial statements are as follows:

                                                         Three Months Ended
                                                            October 31,
                                                      -------------------------
                                                          1999         1998
                                                      ------------  -----------
Net Revenues:
  Lycos.............................................. $ 56,033,902  $24,784,119
  Gamesville.........................................    1,824,149      355,067
  Eliminations.......................................   (2,000,000)         --
                                                      ------------  -----------
                                                      $ 55,858,051  $25,139,186
                                                      ============  ===========
Net Income (Loss):
  Lycos.............................................. $(29,522,365) $(3,595,933)
  Gamesville.........................................   (1,396,836)      19,964
                                                      ------------  -----------
                                                      $(30,919,201) $(3,575,969)
                                                      ============  ===========

   The accompanying unaudited supplemental consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries and have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions for Form 10-Q and
Article 10 of Regulation S-X. In the opinion of management, these financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of these interim periods. Certain information and related footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted, although the Company believes the disclosures in these financial statements are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the Company's audited supplemental consolidated

                                  LYCOS, INC.

financial statements for the year ended July 31, 1999, included herein. The results of operations for the interim periods shown are not necessarily indicative of the results for any future interim period or for the entire fiscal year.

2. Revenue Recognition

   The Company's advertising revenues are derived principally from short-term advertising contracts in which the Company guarantees a number of impressions for a fixed fee or on a per impression basis with an established minimum fee. Revenues from advertising are recognized as the services are performed.

   Electronic commerce revenues are derived principally from "slotting fees" paid for selective positioning and promotion within the Company's suite of products as well as from royalties from the sale of goods and services from the Company's Websites. The Company's license and product revenues are derived principally from product licensing fees and fees from maintenance and support of its products. Electronic commerce, license and product revenues are generally recognized upon delivery provided that no significant Company obligations remain and collection of the receivable is probable. In cases where there are significant remaining obligations, the Company defers such revenue until those obligations are satisfied. Fees from maintenance and support of the Company's products including revenues bundled with the initial licensing fees are deferred and recognized ratably over the service period.

   Deferred revenues are comprised of license and electronic commerce fees to be earned in the future on noncancelable agreements at the balance sheet date.

3. Investments

   In September 1999, the Company established Lycos Asia as the basis for a joint venture agreement with Singapore Telecommunications Limited ("SingTel") to create a localized version of the Lycos Network services to be offered in Singapore, Hong Kong, China, Taiwan, India and certain other countries in Southeast Asia. The joint venture is owned 50% by Lycos and 50% by SingTel, a telecommunications provider in Singapore. The investment will be accounted for under the equity method and accordingly, the Company will recognize 50% of the net losses and profits of Lycos Asia when realized. The Company is committed to provide a total of $25 million of capital funding to the joint venture. During November 1999 the Company contributed $5 million of cash to the joint venture.

4. Comprehensive Income (Loss)

   Statement of Financial Accounting Standard No. 130 ("SFAS 130"), "Reporting Comprehensive Income" establishes standards for the reporting and display of comprehensive income and its components in the financial statements. Comprehensive income as defined includes all changes in equity during a period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustment and unrealized gains and losses on available-for-sale securities. Comprehensive loss was $34,380,470 and $3,496,113 for the quarters ended October 31, 1999 and 1998, respectively. The difference between net loss and comprehensive loss is due to $(3,461,269) and $79,856 of unrealized (losses) gains on marketable securities classified as available-for-sale in the quarters ended October 31, 1999 and 1998, respectively. The $3.5 million unrealized loss on marketable securities for the quarter ended October 31, 1999 is net of an approximate $2.3 million tax benefit from stock option exercises, which is accounted for as a credit to additional paid-in capital rather than a reduction of income tax.

                                  LYCOS, INC.

5. Income Taxes

   The Company's effective income tax rate has been established after adjustment for amortization of intangible assets and certain other items which are not deductible for tax purposes. This effective income tax rate may change during the remainder of 2000 if operating results differ significantly from the current operating projections.

6. Litigation

   Prior to such termination, eight purported class action lawsuits were filed in the Court of Chancery for the State of Delaware in and for New Castle County, by shareholders of the Company allegedly on behalf of all common stockholders of the Company. The complaints request, among other things, that the proposed transaction be enjoined or that rescissionary damages be awarded to the purported class and that plaintiffs be awarded all costs and fees, including attorneys' fees. Although the proposed merger has since been terminated, the suits have not been dismissed. The Company believes that the allegations in the complaints are without merit and intends to contest them vigorously.

   Also prior to the termination of the proposed merger, a series of purported securities class action lawsuits were filed in the United States District Court for the District of Massachusetts. The suits, which have since been consolidated, allege, among other claims, violations of United States Federal securities laws through alleged misrepresentations and omissions relating to the announced transaction with USA Networks. The consolidated complaint seeks an unspecified award of damages. The Company believes that the allegations in the consolidated complaint are without merit and intends to contest them vigorously.

7. Subsequent Events

 Acquisition of Quote.com, Inc.

   On September 2, 1999, the Company entered into an Agreement and Plan of Merger ("the Agreement") with Quote.com, Inc., a California corporation ("Quote.com") in a stock-for-stock transaction. On December 6, 1999 the Company completed the closing of the Merger and Quote.com became a wholly-owned subsidiary of the Company. As a result, all outstanding shares of Common Stock and Preferred Stock of Quote.com were converted into an aggregate 1,346,630 shares of Common Stock of the Company. Additionally, the Company converted all outstanding Quote.com stock options and warrants into approximately 239,000 Lycos options and warrants.

   The acquisition of Quote.com will be accounted for as a purchase. The purchase price will be allocated to the assets acquired and liabilities assumed based on their estimated fair values. Intangible assets will be amortized over a period up to five years. Results of operations for Quote.com will be included with those of the Company for periods subsequent to the date of acquisition.

       The purchase price is expected to be allocated as follows:

       Developed technology, goodwill and other intangible
        assets.................................................. $108,300,000
       Other assets, principally cash...........................    7,126,000
       Liabilities assumed......................................  (14,426,000)
                                                                 ------------
                                                                 $101,000,000
                                                                 ============

                                  LYCOS, INC.

 Investment in Lycos Japan Joint Venture

   During November 1999 the Company and Sumitomo Corporation each invested an additional $14.5 million in Lycos Japan. A new partner, Kadokawa Publishing Co., Ltd. also joined the joint venture via an investment of approximately $7.3 million, representing an approximate 12% ownership interest. As a result of the additional investments and new partner, the Company's ownership of the joint venture changed to approximately 35%, while Sumitomo's ownership changed to approximately 44%. The Company accounts for this investment under the equity method of accounting. For the three months ended October 31, 1999 the Company did not record any losses in the joint venture as the Company's carrying value of the Lycos Japan joint venture was zero. As a result of the additional investment, the Company has increased its carrying value and may realize additional equity losses in the joint venture in periods subsequent to the additional investment.

 Investment in Lycos Asia Joint Venture

   During November 1999 the Company invested approximately $5.0 million in Lycos Asia, a joint venture owned 50% by Lycos. Under the joint venture agreement, the Company is committed to providing aggregate capital investments of $25 million to Lycos Asia. The Company accounts for this investment under the equity method of accounting. For the three months ended October 31, 1999 the Company did not record any losses in the joint venture as the Company's carrying value of the Lycos Asia joint venture was zero. As a result of the investment, the Company has increased its carrying value and may realize equity losses in the joint venture in periods subsequent to the additional investment.

 Investment in ICOMS

   On November 23, 1999, the Company entered into an agreement with iCOMS, Inc. pursuant to which the Company purchased 3,032,698 shares of iCOMS' Series C Preferred Stock representing approximately 14% ownership in iCOMS. At the same time, the Company entered into a Services Agreement with iCOMS pursuant to which iCOMS will provide certain operational, engineering and merchant support services to the Company in connection with the Company's LYCOShop e-commerce initiative. The Company issued 166,080 unregistered shares of Common Stock in exchange for iCOMS' Series C Preferred Stock and for the services to be rendered by iCOMS under the Services Agreement. The Company accounts for its investment in iCOMS on the cost method.